UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Science Applications International Corporation

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SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

1710 SAIC Drive

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2014

The annual meeting of stockholders of Science Applications International Corporation (SAIC), a Delaware corporation, will be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Wednesday, June 4, 2014, at 9:00 a.m. (local time). For the convenience of our employees and stockholders, the meeting will also be audio webcast simultaneously to the public through a link on the Investor Relations section of our website (www.saic.com). In addition, the SAIC Proxy Statement and the SAIC 2014 Annual Report on Form 10-K are available at www.proxyvote.com. Information on our website, other than these materials, is not a part of the proxy solicitation materials.

The annual meeting is being held for the following purposes:

1.	To elect eight directors;

2.	To approve the Amended and Restated 2013 Equity Incentive Plan;

3.	To conduct an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2015; and

6.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Only stockholders of record at the close of business on April 9, 2014, are entitled to notice of and to vote at the annual meeting and at any and all adjournments, postponements or continuations of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at 1710 SAIC Drive, McLean, Virginia for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

By Order of the Board of Directors

Paul H. Greiner

Corporate Secretary

McLean, Virginia

April 24, 2014

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the annual meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding how to vote, please refer to the questions and answers beginning on the first page of this proxy statement or the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the annual meeting and voting in person if you so desire but will help us secure a quorum and reduce the expense of additional proxy solicitation.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	9:00 a.m. (Eastern) on June 4, 2014

• Place:	SAIC Conference Center 1710 SAIC Drive McLean, VA 22102

• Record Date:	April 9, 2014

• Voting:	Stockholders as of the record date are entitled to vote.

• Attendance:	All stockholders and their duly appointed proxies may attend the meeting.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of eight directors	FOR EACH NOMINEE	4
To approve the Amended and Restated 2013 Equity Incentive Plan	FOR	16
To conduct an advisory vote on executive compensation	FOR	22
To conduct an advisory vote on the frequency of future advisory votes on executive compensation	FOR EVERY YEAR	23
Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	45

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees

Robert A. Bedingfield	65	2013	Former Global Coordinating Partner at Ernst & Young LLP	• Audit (chair) • Ethics

Jere A. Drummond	74	2013	Former Vice Chairman of BellSouth Corporation; Former President and Chief Executive Officer of BellSouth Communications Group	• Compensation (chair) • Nominating

Thomas F. Frist, III	46	2013	Principal of Frist Capital LLC	• Audit • Nominating (chair)

John J. Hamre	63	2013	Chief Executive Officer and President of Center for Strategic & International Studies; former U.S. Deputy Secretary of Defense and Under Secretary of Defense (Comptroller)	• Ethics (chair) • Classified Business (chair) • Nominating

Anthony J. Moraco	54	2013	Chief Executive Officer; former Group President of Government Solutions and Group President of Intelligence, Surveillance and Reconnaissance at Former Parent	• Classified Business • Ethics

Donna S. Morea	59	2013	Former President of U.S., Europe, and Asia for CGI Group	• Compensation • Ethics

Edward J. Sanderson, Jr.	65	2013	Chair of the Board; former Executive Vice President of Oracle Corporation; former partner of McKinsey & Company and Andersen Consulting (now Accenture)	• Classified Business • Compensation • Nominating

Steven R. Shane	56	2013	Former partner at Accenture PLC	• Audit • Compensation

Corporate Governance Highlights
Board Independence

• Seven of eight directors qualify as Independent Directors

• E.J. Sanderson, Jr. is the independent Chair of the Board of Directors

• Mandatory Retirement Age for Independent Directors is 75 years
• Mandatory Retirement Age for Employee Directors is 65 years
Director Elections
• Annual Board Elections
• Directors Elected by a Majority of Votes Cast
Board Meetings in Last Fiscal Year
• Three Full Board Meetings
• Three Independent Director Only Sessions

Evaluating and Improving Board Performance
• Annual Board Self-Evaluation Required
• Annual Review of Independence of Board
• Committee Self Evaluations Required
• Board Orientation/Education Programs
Aligning Director and Stockholder Interests
• Director and Executive Stock Ownership Guidelines
• Annual Equity Grant to Non-Employee Directors
Published Governance Policies and Practices (visit www.saic.com)
• Corporate Governance Guidelines
• Code of Business Conduct of the Board of Directors
• Code of Conduct for Employees
• Charters for Board Committees
• Chair of the Board Position Description

SAIC

Proxy Statement

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

1710 SAIC Drive

McLean, Virginia 22102

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2014

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Science Applications International Corporation (SAIC), a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Wednesday, June 4, 2014, at 9:00 a.m. (local time) and at any and all adjournments, postponements or continuations of the meeting. In this proxy statement, we use the terms “we,” “us,” “our” and SAIC to refer to Science Applications International Corporation. This proxy statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about April 24, 2014.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Background Information

On September 27, 2013, SAIC became an independent, publicly traded company as a result of the distribution of our shares from SAIC, Inc. (currently named Leidos Holdings, Inc. or “Former Parent”) to its stockholders (the “Spin-Off”). SAIC is traded on the New York Stock Exchange under the ticker symbol “SAIC.”

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of April 9, 2014 are entitled to notice of, and to vote at, the annual meeting. As of April 9, 2014, there were 48,303,392 shares of common stock outstanding. We have no other class of capital stock outstanding.

Do I need an admission ticket to attend the annual meeting?

Yes. If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo identification.

•	If you received your proxy material via U.S. mail, your admission ticket is attached to your proxy and voting instruction card. Please detach the admission ticket and bring it with you to the meeting.

•	If you vote electronically through the Internet, you can print an admission ticket from the online site.

•

If you hold shares through an account with a bank or broker, you should bring a letter or a recent account statement showing that you owned SAIC common stock in your account as of the record date. This will serve as your admission ticket.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of April 9, 2014 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of April 9, 2014, on any matter submitted to a vote of stockholders at the annual meeting unless a stockholder elects to cumulate votes for the election of directors as described below.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

•	FOR all of the company’s nominees to the Board;

•	FOR the approval of the Amended and Restated 2013 Equity Incentive Plan;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

•	FOR the approval of an annual advisory vote on executive compensation; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2015.

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: You may submit a proxy or voting instructions over the Internet by going to www.proxyvote.com or by scanning the QR code on your proxy and voting instruction card with a smart phone and following the instructions.

By Telephone: You may submit a proxy or voting instructions by calling 1-800-690-6903 and following the instructions.

By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: You may attend the meeting at the SAIC Conference Center in McLean, Virginia, and vote in person if you are a stockholder of record or if you have obtained a valid proxy from the stockholder of record.

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our mailing agent, Broadridge, as described below or by attending the annual meeting and voting in person. The mailing address of our mailing agent is Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Attendance at the annual meeting will not, however, in and of itself, revoke a proxy.

What are the voting deadlines?

For shares not held in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 3, 2014. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 1, 2014.

How are the shares held by the Retirement Plan voted?

Each participant in the SAIC Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the SAIC Retirement Plan (the “Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the SAIC Retirement Plan. The Trustee will vote all shares held in the SAIC Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received. The Trustee’s duties with respect to voting the common stock in the SAIC Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require in certain limited circumstances that the Trustee override the votes of participants with respect to the common stock held by the Trustee.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

How are the shares held by the Stock Plans voted?

Under the terms of our Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Vanguard Fiduciary Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Vanguard will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Vanguard on how to vote your proportionate interests in the shares of common stock held in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how the ownership of your shares is reflected on the books of the company or our transfer agent. If your shares are registered directly with Computershare, our transfer agent, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding the shares.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email. Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the proxy statement or annual report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above to bring this to our mailing agent’s attention.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about April 24, 2014, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instruction on how to access our proxy materials, including our proxy statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

The proxy statement and annual report are available at www.proxyvote.com.

PROPOSAL I—ELECTION OF DIRECTORS

Nominees for Directors

At the annual meeting, eight directors are to be elected to serve for one-year terms to hold such position until their successors are elected and qualified unless any such director resigns or is removed prior to the end of such term. All nominees have been nominated by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board of Directors, all of the nominees are able and willing to serve. Each nominee has consented to be named in this proxy statement and to serve if elected.

Majority Voting Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected without further action. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2014 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board of Directors the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board of Directors to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of SAIC. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of the company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this proxy statement.

Robert A. Bedingfield, age 65 Director	Director since 2013

Until his retirement in June 2013, Mr. Bedingfield was a Global Coordinating Partner at Ernst & Young LLP (“E&Y”) with over 40 years of experience, including 32 years as a partner in E&Y’s accounting and auditing practices. He previously served as E&Y’s Aerospace & Defense Practice Leader for over 15 years. He also served as Senior Advisory Partner for a number of E&Y’s largest clients and served on E&Y’s Senior Governing Board. Mr. Bedingfield has been a Trustee of the University of Maryland at College Park Board of Trustees since 2000 and has served on its Executive Committee and as Chair of its Audit Committee.

The Board believes that Mr. Bedingfield’s financial expertise and his deep knowledge and experience in government contracting gained through decades of serving major companies in our industry provide important contributions to our Board.

PROPOSAL I—ELECTION OF DIRECTORS

Jere A. Drummond, age 74 Director	Director since 2013

Mr. Drummond was employed by BellSouth Corporation from 1962 until his retirement in December 2001. He served as Vice Chairman of BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997. Mr. Drummond is also a member of the Board of Directors of Borg-Warner Automotive. He was previously a director of our Former Parent from 2003 until September 2013, a director of AirTran Holdings, Inc. until May 2011, and a director of Centillium Communications Inc. until October 2008.

The Board believes that Mr. Drummond’s demonstrated leadership abilities and business judgment, shaped during four decades of executive management and board experience at complex commercial companies, provide an important leadership element to our Board.

Thomas F. Frist, III, age 46 Director	Director since 2013

Mr. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons, and has held this position since 1994. Prior to that, he co-managed FS Partners, L.L.C. and worked at Rainwater, Inc. in Fort Worth, Texas and in New York. Since 2006, Mr. Frist has served on the Board of Directors of HCA Holdings, Inc., one of the largest non-governmental operators of health care facilities in the United States. He was previously a director of our Former Parent from 2009 until September 2013. From 1999 to 2006, he served on the board of Triad Hospitals, Inc.

The Board believes that Mr. Frist’s financial background and experience as an investment manager add a valuable dimension to our Board, particularly in the areas of capital deployment and other company financial matters.

John J. Hamre, age 63 Director	Director since 2013

Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is also a member of the Boards of Directors of MITRE Corporation, Exelis, Inc. and Leidos Holdings, Inc. He was previously a director of Oskosh Corporation until January 2012, a director of ITT Corporation until October 2011, and a director of ChoicePoint Inc. until September 2008.

Dr. Hamre is a leading expert on issues of national security, defense and international affairs with extensive experience working in these areas from serving in high-ranking positions at the U.S. Department of Defense. He serves as Chairman of the Defense Policy Board Advisory Committee. His particular expertise in matters key to our business, as well as his executive management experience as Chief Executive Officer of a leading public policy research institution, offer important contributions to our Board.

Anthony J. Moraco, age 54 Director and Chief Executive Officer	Director since 2013

Mr. Moraco has served as the Chief Executive Officer and a Director of SAIC as a public company since the Spin-Off in September 2013. Prior to the Spin-Off, Mr. Moraco also served as the President of the Government Solutions Group of our Former Parent from February 2013 to September 2013 and as Group President of our Former Parent’s of Intelligence, Surveillance and Reconnaissance organization from March 2012 to February 2013. Mr. Moraco also held other positions from when he joined our Former Parent in February 2006, including as Executive Vice President for Operations and Performance Excellence and as the business unit general manager of the Space and Geospatial Intelligence Business Unit of our Former Parent. Prior to joining our Former Parent, Mr. Moraco was with the Boeing Company from 2000 to 2006, and served as the deputy general manager of Space & Intelligence mission systems and also the director of homeland security technology integration. Mr. Moraco began his career at Autometric, Inc. in 1984 and served in various leadership roles during his 16 years there until Boeing’s acquisition of Autometric in 2000.

The Board believes that Mr. Moraco’s leadership skills and management ability proven during his tenure as an executive officer of our Former Parent make him highly qualified to serve on our Board. In addition, our Board believes that the company’s Chief Executive Officer should serve on the Board of Directors to help communicate the Board’s priorities to management as well as bring management’s perspective on matters considered by the Board.

PROPOSAL I—ELECTION OF DIRECTORS

Donna S. Morea, age 59 Director	Director since 2013

Ms. Morea is a nationally recognized executive in IT professional services management with over thirty years of experience. From May 2004 until her retirement at the end of 2011, Ms. Morea served as President of CGI Technology and Solutions, Inc., a wholly-owned U.S. subsidiary of CGI Group, one of the largest independent information technology firms in North America. In that role, she led CGI’s IT and business process services in the U.S. and India for large enterprises in financial services, healthcare, telecommunications and government. Under her leadership, revenues grew from $850 million to over $2.2 billion.

The Board believes that Ms. Morea’s executive management experience and information technology expertise provide valuable leadership experience and market knowledge of a significant segment of our business.

Edward J. Sanderson, Jr., age 65 Chair of the Board	Director since 2013

Mr. Sanderson retired from Oracle Corporation in 2002 as an Executive Vice President after having served since 1995. At Oracle, Mr. Sanderson was responsible for Oracle Product Industries, Oracle Consulting and the Latin American Division. Prior to Oracle, he was President of Unisys Worldwide Services and a partner at both McKinsey & Company and Andersen Consulting (now Accenture). He was previously a director of our Former Parent from 2002 until September 2013, and a director of Quantum Corp. until September 2005.

Mr. Sanderson has over 25 years of experience in senior management in the technology industry and consulting with major commercial and federal government clients on a broad array of issues. His expertise in information technology and leadership experience managing technology businesses, including international operations, provides insights and perspectives that our Board views as important to us as a global provider of information technology services.

Steven R. Shane, age 56 Director	Director since 2013

Mr. Shane retired in September 2011 as a partner of Accenture plc, a management consulting, technology and outsourcing services firm, after a 30-year career. While at Accenture, Mr. Shane held several senior management positions, including those where he led consulting engagements for many of the largest banking institutions in the United States and managed Accenture’s U.S. federal, state and local and Canadian federal and provincial businesses. Following his retirement from Accenture, Mr. Shane joined LH&P, LLC, a boutique consulting company, where he provides strategic, organizational and business advice to senior executives in some of the largest U.S. financial services companies. Mr. Shane also is a member of the Board of Directors and chair of the Audit Committee of ZPower, LLC and serves as an Advisory Board Member for MAXIMUS Federal Services.

Mr. Shane’s expertise in financial matters and the implementation of significant, mission critical technology systems for the U.S. government as well as state and local governments offer perspectives that our Board considers valuable to us as a leading provider of technical, engineering and enterprise information technology services to the government customers.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board of Directors has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.saic.com by clicking on the links entitled “About” and then “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on our Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.saic.com by clicking on the links entitled “About” followed by “Corporate Governance.”

Director Independence

The Board of Directors annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board of Directors, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board of Directors has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange or NYSE.

All members of the Audit, Human Resources and Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934 which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on of an analysis of the responses, the Board of Directors determined that all directors, except for Anthony J. Moraco because of his role as our Chief Executive Officer, are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment.

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

•	expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;

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•	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience;

•	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;

•	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and

•

benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

•	a majority of directors must meet the independence criteria established by the Board of Directors;

•	based upon the range of 7 to 14 directors currently specified in our Bylaws, no more than three directors may be an employee of SAIC;

•	only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and

•	no director nominee may be a consultant to us.

The Board of Directors expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. In addition, non-employee directors may not serve on the board of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board of Directors.

Board Leadership Structure

The Board is currently led by a non-executive Chair, Mr. Sanderson, who is an independent director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, at any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the independent directors will designate a lead independent director with the responsibilities described in our Corporate Governance Guidelines.

The functions of the non-executive Chair of the Board include:

•	planning the Board’s annual schedule of meetings and agendas, in consultation with the Chief Executive Officer and Corporate Secretary and other directors as appropriate;

•

coordinating with the Chief Executive Officer and the Corporate Secretary to ensure that the Board receives the appropriate quantity and quality of information in a timely manner to enable it to make informed decisions;

•	chairing all meetings of the Board and of the independent directors in executive session and ensure that meetings are conducted efficiently and effectively;

•	facilitating full and candid Board discussions, ensure all directors express their views on key Board matters and assist the Board in achieving a consensus;

•	working with committee chairs to ensure that each committee functions effectively and keeps the Board apprised of actions taken;

•	building consensus, developing teamwork and a cohesive Board culture and facilitating formal and informal communication with and among directors; and

•	serving as the liaison between the Board and company management.

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The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Business Oversight Committee oversees risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. The company also utilizes an internal Enterprise Risk Management Committee, comprised of the senior management that, among other things, works with the Chief Executive Officer, Board Committees and the full Board to establish the overall corporate risk strategy and oversight of policies, systems, processes and training relating to risk matters within the company. This committee reports annually to the full Board of Directors on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Board of Directors Meetings and Committees

Following the Spin-Off through the end of fiscal 2014, the Board of Directors held three meetings of the entire Board. The independent directors met three times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Sanderson, the non-executive Chair of the Board, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2014, no director attended fewer than 75% of the aggregate of the meetings of the Board and committees of the Board on which they served except for Mr. Shane who attended two of three or 66% of the Audit Committee meetings. It is our policy to encourage all directors to attend our annual meeting of stockholders.

The Board of Directors has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our website at www.saic.com by clicking on the links entitled “Investor Relations,” “Corporate Governance” and then “Board Committees.”

Audit Committee

The current members of the Audit Committee are Robert A. Bedingfield (Chair), Thomas F. Frist, III, and Steven R. Shane. The Board of Directors has determined that each of the members of the Audit Committee is independent for purposes of our Corporate Governance Guidelines, as well as for purposes of the requirements of the Securities Exchange Act of 1934. In addition, the Board of Directors has determined that Robert A. Bedingfield, Thomas F. Frist, III and Steven R. Shane qualify as Audit Committee “financial experts” as defined by the rules under the Securities Exchange Act of 1934. The backgrounds and experience of the Audit Committee financial experts are set forth above in “Proposal 1—Election of Directors.” The responsibilities of the Audit Committee are set forth in its charter and fall into the following categories:

•

Internal Controls and Disclosure Controls—Review and provide feedback on the assessment performed by management on internal control over financial reporting; review the internal control assessment with the independent registered public accounting firm, the internal auditor and management; review any major issues as to the adequacy of our internal control over financial reporting and any special audit steps adopted in light of control deficiencies; review our disclosure controls and procedures designed to ensure timely collection and evaluation of information required to be disclosed in our filings with the SEC or posted on our website; and review the independent registered public accounting firm’s procedures and management of the audit relating to internal control over financial reporting.

•

Independent Audit—Retain an independent registered public accounting firm for the purpose of preparing or issuing an audit report on our consolidated financial statements and performing other audit, review or attest services; pre-approve all audit and non-audit services and related fees and evaluate the independent registered public accounting firm’s qualifications, performance and independence; ensure the firm’s objectivity by reviewing and discussing all relationships between such firm and us and our affiliates; after a transition period allowed for new public companies, obtain and review a report by the independent registered public accounting firm that describes our internal control procedures and any material issues raised; review the proposed audit scope and procedures to be utilized; obtain and review a post-audit report; and review all critical accounting policies and practices to be used, major issues regarding accounting principles and financial statement presentations, analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, the effect of regulatory and accounting initiatives and other material written communications between the independent registered public accounting firm and management.

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Internal Audit—Review the qualifications, organizational structure and performance of the internal audit function; review, approve and update the rolling three-year internal audit plan; periodically review any significant difficulties, disagreements with management or restrictions encountered in the scope of the Internal Audit Department’s work; receive periodic summaries of findings from completed internal audits and the status of major audits in process; receive timely notification of any issues or concerns identified during the course of internal audits and reviews; and discuss with the independent registered public accounting firm the responsibilities, budget and staffing of our internal audit function.

•

Financial Reporting—Review and discuss with management, the independent registered public accounting firm and the internal auditor our annual and quarterly consolidated financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that will be contained in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; discuss with the independent registered public accounting firm the auditor’s judgments about the quality in addition to the acceptability of accounting principles used to prepare our consolidated financial statements; review our responses to any investigation of the SEC or any national securities exchange on which our shares are listed; review the type of information to be disclosed in our earnings press releases and discuss the earnings press releases; and review any financial information and earnings guidance provided to analysts and rating agencies.

•

Ethical and Legal Compliance—Review the effectiveness of our system for monitoring compliance with laws and regulations; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (including procedures for receiving and handling complaints on a confidential and anonymous basis); and evaluate and handle any complaints submitted to or reported to the Audit Committee.

•

Other Responsibilities—Discuss and evaluate our guidelines and policies regarding risk assessment and risk management; discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures; and review our litigation, government investigation and legal compliance matters that could have a significant impact on our financial statements.

The Audit Committee held three meetings following the Spin-Off through the end of fiscal 2014.

Classified Business Oversight Committee

The current members of the Classified Business Oversight Committee are John J. Hamre (Chair), Anthony J. Moraco and Edward J. Sanderson, Jr. The responsibilities of the Classified Business Oversight Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	policies, processes, procedures, training and risk review activities applicable to our classified business activities;

•	reports from management on particular classified projects involving significant performance, financial or reputational risks; and

•	other classified business issues that the Board or management would like the Committee to review.

The Classified Business Oversight Committee held no meetings following the Spin-Off through the end of fiscal 2014.

Ethics and Corporate Responsibility Committee

The current members of the Ethics and Corporate Responsibility Committee are John J. Hamre (Chair), Robert A. Bedingfield, Anthony J. Moraco and Donna S. Morea. The responsibilities of the Ethics and Corporate Responsibility Committee are set forth in its charter and include:

•	reviewing and making recommendations regarding the ethical responsibilities of our employees and consultants under our administrative policies and procedures;

•

reviewing and assessing our policies and procedures addressing the resolution of conflicts of interest involving us, our employees, officers and directors, or their immediate family members, including related party transactions, and addressing any potential conflict of interest involving us and a director or an executive officer;

•	reviewing the adequacy of our Code of Conduct for Principal Executive Officer and Senior Financial Officers;

•

reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violations of our policies, procedures and standards related to ethical conduct and legal compliance;

•	reviewing and evaluating the effectiveness of our ethics, compliance and training programs and related administrative policies; and

•

reviewing our policies and practices in the areas of corporate responsibility including, the safety and protection of the environment, charitable contributions and such political, social and environmental issues that may affect our business operations, performance, public image or reputation.

The Ethics and Corporate Responsibility Committee held one meeting following the Spin-Off through the end of fiscal 2014.

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Human Resources and Compensation Committee

The current members of the Human Resources and Compensation Committee are Jere A. Drummond (Chair), Donna S. Morea, Edward J. Sanderson, Jr. and Steven R. Shane. The Board of Directors has determined that each of the members of the Human Resources and Compensation Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Human Resources and Compensation Committee are set forth in its charter and include:

•	determining the compensation of our Chief Executive Officer and reviewing and approving the compensation of our other executive officers;

•	reviewing and evaluating with the Chief Executive Officer the long-range plans for management succession;

•	exercising all rights, authority and functions reserved to them under all of our equity, retirement and other compensation plans;

•	approving and making recommendations to the Board of Directors regarding non-employee director compensation;

•	preparing an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K in accordance with the rules and regulations of the SEC; and

•	periodically reviewing our human resources strategy, policies and programs.

In the exercise of its responsibilities, the Human Resources and Compensation Committee may delegate such of its authorities and responsibilities as the Committee deems proper to members of the Committee or to a subcommittee. The Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in further detail under “Compensation Discussion and Analysis” below. The Human Resources and Compensation Committee held one meeting following the Spin-Off through the end of fiscal 2014.

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., Inc. as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

•	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

•	reviewing our overall executive compensation program and advising the Committee on evolving best practices;

•	providing independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and

•	reviewing the Compensation Discussion and Analysis section of our proxy statement.

The consultant interacts directly with members of management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee. The Committee has assessed the independence of Frederic W. Cook & Co., Inc. pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Human Resources and Compensation Committee.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Thomas F. Frist, III (Chair), Jere A. Drummond, John J. Hamre and Edward J. Sanderson, Jr. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter and include:

•	evaluating, identifying and recommending director nominees, including nominees proposed by stockholders;

•	reviewing and making recommendations regarding the composition and procedures of the Board of Directors;

•	making recommendations regarding the size, composition and charters of the Board’s committees;

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•

developing and recommending to the Board of Directors a set of corporate governance principles, including recommending an independent director to serve as non-executive Chair of the Board or as Lead Director; and

•	developing and overseeing an annual self-evaluation process of the Board of Directors and its committees.

The Nominating and Corporate Governance Committee held one meeting following the Spin-Off through the end of fiscal 2014.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for Board membership described on page 7 and our current and future needs.

To the extent that vacancies on the Board of Directors are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates, although the Committee has not utilized the services of such firms to date. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received.

The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board of Directors with its recommendations. The Board of Directors then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws. Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director, such stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. (If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting, whichever occurs later).

Such stockholder’s notice must include certain information as provided in Section 3.03 of our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Mandatory Retirement Policy

The Board has adopted a mandatory retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age.

Board of Directors Compensation

The Board of Directors uses a combination of cash retainers and fees and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board of Directors considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of our independent compensation consultant and recommends to the Board of Directors the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our directors for their service.

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The following is a summary of the compensation that we provide to our non-employee directors:

Cash Compensation. Our directors receive a cash retainer for their service on the Board of Directors. For fiscal 2014, the annual retainer was $50,000 and the annual retainer for the Chair of each committee of the Board was an additional $10,000, except for the Chair of the Audit Committee where the annual retainer is an additional $15,000. The annual retainer for the independent Chair of the Board is an additional annual retainer of $160,000. These retainers are paid quarterly in advance. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board and committee they attended. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director.

Equity Compensation. Directors are eligible to receive equity awards under our equity incentive plan. These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the remainder of the option term.

Deferral Plans. During fiscal 2014, the directors were eligible to defer all or any portion of their cash retainers or fees or certain equity compensation into our Keystaff Deferral Plan and/or our Key Executive Stock Deferral Plan. These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies. The Board of Directors believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock with a value of at least five times the amount of the annual cash retainer. Board members are required to hold all shares of stock acquired under our equity programs until this target value has been achieved. All of our directors who served as a director for three years or more on the Board of Directors of our company or our Former Parent met this requirement in fiscal 2014. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

The following table sets forth information regarding the compensation paid to our directors for service in fiscal 2014 and reflects two quarters of retainer and meeting fees following the Spin-Off. For fiscal 2014, Messrs. Bedingfield and Shane and Ms. Morea each received equity awards valued at approximately $100,000. The remaining non-employee directors were directors of our Former Parent prior to the Spin-Off and received equity compensation from our Former Parent earlier in the fiscal year in that capacity.

In connection with the Spin-Off, all of the equity awards held by the directors of Former Parent were bifurcated and converted into awards denominated in our common stock and awards denominated in the common stock of our Former Parent based on the relative ratios of each company’s value as of the date of the Spin-Off. In this way, directors would not be motivated to favor one company over the other in making decisions related to the Spin-Off as they would have an equity stake in both companies. As a result, approximately 31% of equity awards held by the directors of our Former Parent were converted into equity awards denominated in our common stock and 69% of equity awards held by the directors of our Former Parent were converted into equity awards denominated in the common stock of Former Parent. Further, account balances in the Key Executive Stock Deferral Plan for directors of Former Parent who became our directors were transferred into our Key Executive Stock Deferral Plan and are reflected as stock units of our common stock, as adjusted to preserve the same value immediately after the Spin-Off that each share unit had before the Spin-Off, with the exception of Mr. Hamre. Mr. Hamre serves as our director as well as a director of Former Parent and his account balance remained in the Key Executive Stock Deferral Plan of Former Parent.

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All information regarding directors’ compensation in the following tables is shown on a post-adjustment basis.

Name (1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (4)	Total ($)
Robert A. Bedingfield	46,500	66,718	33,273	$146,491
France A. Córdova	40,000	—	—	$40,000
Jere A. Drummond	40,000	—	—	$40,000
Thomas F. Frist, III	46,000	—	—	$46,000
John J. Hamre	40,000	—	—	$40,000
Donna S. Morea	35,000	66,718	33,273	$134,991
Edward J. Sanderson, Jr.	117,000	—	—	$117,000
Steven R. Shane	37,000	66,718	33,273	$136,991

(1)	Mr. Moraco, our Chief Executive Officer, is not included in this table because he received no additional compensation for his service as a director.

(2)	Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. The directors are eligible to defer such cash fees into our Keystaff Deferral Plan and Key Executive Stock Deferral Plan. Director fees that are deferred into the Key Executive Stock Deferral Plan are denominated in stock units of equal value. In fiscal 2014, the following directors deferred the following amounts and received the following number of stock units in our Key Executive Stock Deferral Plan:

Name	Amount deferred ($)	Stock units received upon deferral of fees (#)
Robert A. Bedingfield	16,250	498
Jere A. Drummond	30,000	919

(3)	Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For fiscal 2014, Messrs. Bedingfield and Shane and Ms. Morea each received 2,083 restricted stock units of our common stock. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 6 of Notes to Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on April 9, 2014.

At the end of fiscal 2014, the following non-employee directors held the following number of unvested stock units (including unvested stock units issued as dividend equivalents), including awards held in our Key Executive Stock Deferral Plan.

Name	Unvested stock units
Robert A. Bedingfield	2,099
France A. Córdova	3,367
Jere A. Drummond	1,055
Thomas F. Frist, III	1,055
Donna S. Morea	2,099
Edward J. Sanderson, Jr.	1,055
Steven R. Shane	2,099

(4)	Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Option awards granted to directors vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant.

During fiscal 2014, Messrs. Bedingfield and Shane and Ms. Morea were each issued options to purchase 6,278 shares of our common stock. At the end of fiscal 2014, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock.

Name	Aggregate shares subject to outstanding options
Robert A. Bedingfield	6,278
France A. Córdova	14,080
Jere A. Drummond	14,080
Thomas F. Frist, III	13,988
John J. Hamre	14,080
Donna S. Morea	6,278
Edward J. Sanderson, Jr.	14,080
Steven R. Shane	6,278

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Related Party Transactions

The Board of Directors has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board of Directors has delegated to the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the following factors:

•	potential benefits to us;

•	the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us; and

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whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2014 in which any related party had a direct or indirect material interest.

Communications with the Board of Directors

Any interested party may communicate with the Chair of the Board and the Chairs of our Audit, Ethics and Corporate Responsibility, Human Resources and Compensation, and Nominating and Corporation Governance Committees on Board-related issues by sending an e-mail to:

•	boardchair@saic.com;

•	auditchair@saic.com;

•	compensationchair@saic.com; or

•	ethicschair@saic.com.

You may also write to them or to any other director, the independent directors as a group or the Board of Directors generally at the following address:

SAIC

Attention: Corporate Secretary

1710 SAIC Drive, MS T3-5

McLean, VA 22102

Relevant communications will be forwarded to the recipients noted in the communication. Communications sent to the Board of Directors or the independent directors as a group will be forwarded to the Chair of the Board.

PROPOSAL 2—APPROVAL OF THE AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

We are seeking the approval of our stockholders of our Amended and Restated 2013 Equity Incentive Plan (the “Plan”). The Plan, as currently in effect, was adopted prior to the Spin-Off. Your approval of the Plan will mean:

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An increase in the number of shares that may be issued under the Plan. Initially, an aggregate of 5.7 million shares were reserved under the Plan. In connection with the Spin-Off, we assumed awards for approximately 5.7 million shares. We are requesting that the aggregate shares reserved for issuance under the Plan be increased from 5.7 million shares to 8.45 million shares. All future equity awards made by us to our executives, employees and independent directors will be granted exclusively under the Plan. Increasing the number of shares that may be issued under the Plan will allow us to continue to make awards under the Plan.

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For certain types of awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), approval of the per-person maximum limits described below and approval of the performance measures.

Features of the Plan

The Plan includes the following provisions that we believe are beneficial to our stockholders:

•	The Plan has a fixed share pool and does not have an “evergreen” share replenishment feature.

•	The Plan prohibits repricing or cash buyouts of stock options or stock appreciation rights (“SARs”).

•	The Plan prohibits dividend equivalents on unearned performance-based stock awards and unexercised stock options and SARs.

•	The Plan includes a recoupment or “clawback” provision.

•	The Plan generally prohibits the transferability of stock options and stock awards prior to the date that unrestricted shares have been issued.

A copy of the Plan, as approved by our Board of Directors, is attached as Appendix A to this proxy statement. The Plan provides for the grant to our employees, directors and consultants of stock options, stock appreciation rights, stock awards (including restricted stock, deferred stock, restricted stock units, performance shares, phantom stock or other similar types of awards) and cash awards. All equity awards granted under the Plan are granted with respect to shares of our common stock.

Shares Issuable Under the Plan

Initially, an aggregate of 5.7 million shares were authorized under the Plan. In connection with the Spin-Off, we assumed awards for approximately 5.7 million shares. After the Spin-Off, we granted awards for approximately 500,000 shares of common stock, which together with the awards assumed in the Spin-Off, result in total awards granted under the Plan of approximately 6.0 million shares (net of awards forfeited, expired and canceled since the Spin-Off) as of January 31, 2014.

We expect that the number of shares actually issued under the Plan will be significantly less than the number of total awards outstanding under the Plan because (a) a net option exercise results in a smaller number of shares issued when a participant uses award shares, rather than cash, to pay the exercise price, which historically most participants have elected to do, (b) most participants historically have elected to let the company retain award shares to pay for taxes due on the exercise of options and all participants are required to use award shares to pay for taxes upon the vesting of restricted stock or restricted stock units, (c) some participants may leave employment with us before the vesting of awards resulting in awards being forfeited and (d) some participants may not exercise stock options before the expiration date for a variety of reasons, including if the exercise price exceeds the then current market price of shares.

If this proposal is approved, an aggregate of 8.45 million shares will be available for future issuance under the Plan, including under awards currently outstanding. Our Board of Directors believes that equity compensation awards are an important part of our overall compensation program and that the awards are important in retaining and motivating new and existing personnel. Therefore, it unanimously recommends a vote in favor of approving the Plan so that we can continue to make awards under the Plan.

Section 162(m) Matters

Section 162(m) of the Internal Revenue Code (Code) generally limits public companies from deducting certain compensation paid in excess of $1 million to certain of their executive officers during any fiscal year. Under current law, this restriction potentially applies to compensation paid to our Chief Executive Officer and certain other highly compensated executive officers. Certain “performance-based compensation” is specifically exempted from this deduction limit if it meets the requirements of Code Section 162(m).

PROPOSAL 2—APPROVAL OF THE AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

In order for certain forms of compensation to qualify as performance-based compensation, payment under the awards must be contingent upon the achievement of performance goals that are established in a manner specified under Section 162(m) of the Code. The Plan permits us to issue awards that incorporate performance objectives and provides that these performance objectives, which we call “objectively determinable performance conditions,” may be based upon a variety of factors such as revenue dollars, earnings per share, operating cash flow and other performance measures listed below.

The Plan provides that the following measures may be used in “objectively determinable performance conditions” and that such measures may be expressed in absolute terms or values, in terms of growth or improvement or relative to the performance of one or more comparable companies or an index covering multiple companies and that relate to any of the following, as it may apply to an individual, one or more affiliates, business units, divisions or the whole of the company: revenue; earnings per share; return on assets; return on equity; net order dollars; net profit; operating cash flow; operating income; contract bookings; contract awards; profit before tax; earnings before interest, depreciation and taxes (EBITDA); return on invested capital; days working capital; total shareholder return; share price growth; free cash flow; return on sales; operating margin; book-to-bill; headcount; employee retention; new hires; backlog; objective customer satisfaction indicators; and efficiency measures, each with respect to the Company and/or an affiliate or individual business unit or division.

Our Plan also provides that, within any fiscal year of the company, no employee may be granted under the Plan options to purchase, and SARs to receive compensation calculated with reference to, more than an aggregate of 425,000 shares of common stock under the Plan. In addition, to the extent granted with the intent of having it qualify as “qualified performance-based compensation” under Section 162(m) of the Code, within any single fiscal year of the company, no employee may be granted under the Plan restricted stock awards or restricted stock units for more than 285,000 shares of common stock or cash awards having an aggregate maximum value of more than $5,000,000.

Other Material Terms of the Plan

Administration. The Plan may be administered by our Board of Directors, a committee of our Board of Directors or a delegated officer or employee in certain circumstances. The Board of Directors has delegated authority to our Human Resources and Compensation Committee to administer the Plan.

Eligibility. Non-statutory stock options, SARs, stock awards and cash awards may be granted under the Plan to employees, directors and consultants of the company or its affiliates. Incentive stock options may be granted only to our employees or those of our affiliates. The aggregate grant date fair value of all awards made under the Plan to any non-employee director in a fiscal year is limited to $500,000. The administrator, in its discretion, selects the individuals to whom stock options, SARs, stock awards and cash awards may be granted, the time or times at which awards are granted and the terms of awards to be granted under the Plan.

Non-assignability of Awards. Stock options, SARs and stock awards are generally nontransferable prior to the date on which the participant has been issued unrestricted shares of our stock. The administrator does have discretionary authority to permit awards to be transferable in limited circumstances to family members.

Termination of Awards. Generally, unless otherwise provided in the award agreement, if an awardee’s service as an employee, consultant or director terminates other than for death or disability or for cause, vested stock options will remain exercisable for a period of 90 days following the awardee’s termination, or if earlier, until the expiration of the term of the stock options. Unvested restricted stock awards and restricted stock units are forfeited as of the date of the termination of employment. If an awardee’s service as an employee, consultant or director terminates for cause, all of the awardee’s awards will immediately terminate as of the date of termination unless otherwise provided for in the award agreement. Unless otherwise provided for in the award agreement, if an awardee becomes disabled or dies while an employee, consultant or director of the company, the vesting of all of the awardee’s unvested awards will accelerate, and all of the awardee’s awards will be exercisable until the expiration of the term of the award. The administrator has the authority to extend the period of time for which an award is to remain exercisable following an awardee’s termination (taking into account limitations under the Code), but not beyond the expiration of the term of the award.

Prohibition on Repricing. Stock options and SARs may not be repriced or cancelled and replaced with lower-priced stock options, SARs, other awards or cash payments with the effect of lowering the exercise price of previously granted stock options and SARs are prohibited without the approval of our stockholders.

Dividend Equivalents. Stock awards may include a right to dividend equivalents, which may be settled in the form of cash, shares or a combination of both. However, dividend equivalents are not permitted on stock options and SARs and will not be paid on unearned performance awards.

PROPOSAL 2—APPROVAL OF THE AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

Adjustments on Changes in Capitalization, Change of Control or Dissolution. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination or reclassification, spin-off, extraordinary cash dividend or similar change to our capital structure (not including a fundamental transaction or change of control), our Board of Directors or Human Resources and Compensation Committee will make appropriate proportionate adjustments to:

•	the number and type of shares available for issuance under the Plan and subject to outstanding awards;

•	the exercise, purchase or repurchase price per share applicable to outstanding awards; and

•	the maximum number of shares that may be granted to one participant pursuant to stock options, SARs and stock awards in a single year.

The specific form of any such adjustments shall be determined by the Board of Directors or the Human Resources and Compensation Committee.

The Plan provides that in the event of the consummation of a merger with or into another corporation, a sale of substantially all of our assets or another change of control transaction as determined by the administrator, the successor entity may assume or substitute all outstanding awards. If a successor entity assumes or substitutes all awards and a participant is involuntarily terminated by the successor entity for any reason other than death, disability or cause within 18 months following the change of control, all outstanding awards of the terminated participant will immediately vest and, in the case of stock options and SARs, be exercisable for a period of six months following termination. If the successor entity does not assume or substitute all outstanding awards, the vesting of all awards will accelerate. In the event of a change of control, the vesting of all awards held by our non-employee directors will accelerate.

In the event of a proposed dissolution or liquidation of the company, our Board of Directors may cause awards to fully vest upon completion of the dissolution. In the event of a dissolution or liquidation of the company, all outstanding awards will terminate immediately prior to the dissolution.

Amendment and Termination. The Board of Directors may amend, suspend or terminate the Plan. However, stockholder approval is required for any amendment to the Plan to the extent required to comply with applicable laws and New York Stock Exchange listing requirements and if any such amendment increases the maximum number of shares which may be issued under the Plan or the number of shares which may be issued to any one individual, extends the term of the Plan or awards granted under the Plan, changes the eligibility criteria to receive awards under the Plan, reduces the exercise price of a stock option or SAR or amends the repricing prohibitions in the Plan.

Generally, no action by the Board of Directors or stockholders may alter or impair any outstanding award under the Plan without the written consent of the holder of such award. Unless we seek a stockholder-approved extension of the Plan term, awards may be granted under the Plan for ten years after any stockholder approved amendment or restatement of the Plan.

Stock Options. Options are exercisable for our common stock and may be in the form of incentive stock options or nonqualified stock options. The Plan allows the administrator broad discretion to determine the terms of individual options. The exercise price of stock options granted under the Plan may not be less than 100% of the fair market value of the stock subject to the option on the date of grant of the option, provided that the exercise price of an incentive stock option to an employee who is also a greater than 10% stockholder must have an exercise price at least equal to 110% of the fair market value of the stock subject to the option on the date of grant of the option. The Plan defines fair market value as the closing sales price of our common stock on the date prior to the relevant date so long as our stock is traded on an exchange on that prior date.

Exercise of Option; Form of Consideration. The administrator determines when options vest and become exercisable and in its discretion may accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The Plan permits payment to be made by cash, check, wire transfer, cancellation of indebtedness, other shares of our stock (with some restrictions), broker assisted same-day sales, in certain circumstances a “net exercise” (delivery of cash or stock for any net appreciation in the shares at the time of exercise over the exercise price) and any other means of consideration permitted by applicable law and the administrator.

Term of Option. The term of an option may be no more than ten years from the date of grant; provided that the term of an incentive stock option may not be more than five years from the date of grant for an optionee who is also a greater than 10% stockholder. No option may be exercised after the expiration of its term.

Stock Appreciation Rights. SARs are rights to receive cash and/or shares of our stock based on the amount by which the exercise date fair market value of a specific number of shares exceeds the grant date fair market value of the exercised portion of the right. The specific terms and conditions applicable to a SAR will be provided in an individual award agreement. To date, we have not granted any SARs under the Plan.

PROPOSAL 2—APPROVAL OF THE AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

Stock Awards. The Plan permits us to grant a variety of stock awards (including awards having no exercise or purchase price or having an exercise or purchase price that is less than the fair market value of our stock as of the date of grant of the award, such as phantom stock rights). Restricted stock grants are awards of a specific number of shares of our stock. Restricted stock units represent a promise to deliver shares of our stock or an amount of cash or property equal to the value of the underlying shares at a future date. Deferred stock is a grant where shares of our stock are distributed in the future upon or following vesting. Performance shares are rights to receive amounts, denominated in cash or shares of our stock, based upon our or a participant’s performance during the period between the date of grant and a pre-established future date.

The Plan allows the administrator broad discretion to determine the terms of individual stock awards. Each stock award agreement may contain provisions such as the following: (1) the number and type of shares subject to the stock award, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria (including the objectively determinable performance conditions (as described above)), if any, and level of achievement versus the criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (4) the terms, conditions and restrictions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the administrator, (5) restrictions on the transferability of the stock award and (6) further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the administrator. Shares may be granted under the Plan as stock awards without requiring the participant to pay us an amount equal to the fair market value of the stock subject to the award as of the award grant date in order to acquire the award shares.

Cash Awards. Cash awards may be granted either alone, in addition to or in tandem with other awards granted under the Plan. A cash award granted under the Plan may be made contingent on the achievement of objectively determinable performance conditions (as described above). A cash award may also contain other terms, conditions or restrictions, such as the following: (1) the target and maximum amount payable to the participant as a cash award, (2) the level of achievement versus the criteria that will determine the amount of the payment, (3) restrictions on the alienation or transfer of the cash award prior to actual payment, (4) forfeiture provisions and (5) further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the administrator. Nothing in the Plan prevents us from granting cash awards outside of the Plan to any individual. We intend to make cash awards under the Plan that qualify as performance-based compensation under the requirements of Section 162(m) of the Code. We may, and likely will, from time to time grant cash awards not intended to qualify as performance-based compensation outside of the Plan.

New Plan Benefits

Awards under the Plan depend on the actions of the committee administering the Plan, and it is not possible to determine the actual benefits that employees, officers and directors will receive under such awards.

For fiscal 2014, our named executive officers and the following groups received the equity awards (including awards assumed in the Spin-Off) and cash awards set forth below. The closing sales price of our common stock on April 9, 2014 was $39.03.

	Fiscal 2014 Equity Incentive and Cash Awards
	Stock Options		Restricted Stock Units		Performance Stock Units
Named Executive Officer	Number of Shares Underlying Options	Exercise Price	Dollar Value of Stock Awards ($)	Number of Shares Underlying Stock Awards	Target Value ($)	Target (# of shares)	Cash ($)
Anthony J. Moraco	40,604	$33.69	1,650,035	48,977	1,500,000	50,340	806,055
	133,842	$27.81	—	—	—	—	—
John R. Hartley	30,453	$33.69	687,546	20,408	562,500	18,878	435,000
	50,190	$27.81	—	—	—	—	—
Nazzic S. Keene	30,453	$33.69	562,522	16,697	750,000	25,170	430,000
	66,921	$27.81	—	—	—	—	—
Thomas G. Baybrook	40,152	$27.81	—	—	450,000	15,102	301,500
Brian F. Keenan	15,227	$33.69	281,278	8,349	375,000	12,586	223,310
	33,460	$27.81	—	—	—	—	—
Deborah L. James	66,921	$27.81	—	—	750,000	25,171	225,000
Executive Officers as a group (excluding the individuals listed above)	90,995	various	587,554	18,190	745,000	30,971	570,000
Non-Executive Directors as a group	36,254	various	394,146	12,194	—	—	—
All Employees as a group (excluding the individuals listed above and the executive officers as a group)	442,259	various	36,293,916	1,138,636	1,832,500	30,751	23,312,853

PROPOSAL 2—APPROVAL OF THE AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

Equity Compensation Plan Information

We currently maintain four shareholder-approved equity compensation plans that issue stock-based awards, including the 2013 Equity Incentive Plan, the Stock Compensation Plan, the Management Stock Compensation Plan and the 2013 Employee Stock Purchase Plan. For summaries of these plans, see Note 6 of the notes to the consolidated and combined financial statements contained in our Annual Report on Form 10-K. The following table provides the number of shares of our common stock subject to stock options, the weighted-average exercise price of the outstanding stock options and the number of shares remaining for future award grants as of January 31, 2014:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,547,626	$31.92	986,296
Equity compensation plans not approved by security holders	—	—	—

Total	5,547,626		986,296

(1)

This amount includes 3,355,428 stock options outstanding and 2,192,198 shares issuable for other stock-based awards under the 2013 Equity Incentive Plan, including awards assumed in connection with the Spin-Off. This amount does not include shares to be issued pursuant to purchase rights under the 2013 Employee Stock Purchase Plan.

(2)	Does not include shares to be issued for stock-based awards, other than stock options, which will not require any payment upon issuance of those shares.

(3)

Represents shares of our common stock available for issuance under the 2013 Employee Stock Purchase Plan. The maximum number of shares initially available for issuance under the 2013 Employee Stock Purchase Plan was 1 million. The 2013 Employee Stock Purchase Plan provides for an automatic increase to the share reserve on the first day of each fiscal year beginning on February 1, 2014 in an amount equal to the lesser of (i) 1 million shares, (ii) two percent of the number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year or (iii) a number determined by the compensation committee of the board of directors. The maximum number of shares available for issuance under the 2013 Equity Incentive Plan is 5.7 million. There were approximately 5.7 million equity awards under the 2013 Equity Incentive Plan assumed in connection with the Spin-Off. We also have granted approximately 500,000 awards under the 2013 Equity Incentive Plan following the Spin-Off, which together with the awards assumed in the Spin-Off total 6.0 million (net of awards forfeited, expired and canceled since the Spin-Off through January 31, 2014). We expect that the number of shares actually issued under the 2013 Equity Incentive Plan will be significantly less than the number of total awards outstanding under the plan because (a) a net option exercise results in a smaller portion of the number of award shares being issued when a participant uses award shares, rather than cash, to pay the exercise price, which historically most participants have elected to do, (b) most participants historically have elected to let the company retain award shares to pay for taxes due on the exercise of options and all participants are required to use award shares to pay for taxes upon the vesting of restricted stock or restricted stock units, (c) some participants may leave employment with us before the vesting of awards resulting in awards being forfeited and (d) some participants may not exercise stock options before the expiration date for a variety of reasons, including if the exercise price exceeds the then current market price of shares.

We adopted the Stock Compensation Plan (SCP) and the Management Stock Compensation Plan (MSCP) before the Spin-Off to facilitate the conversion of awards previously granted by the Former Parent to our employees prior to separation under the Former Parent’s plans. We will not grant any future equity awards under our SCP or MSCP, and no shares are reserved for issuance for future awards under these plans. We also maintain a Key Executive Stock Deferral Plan (KESDP), which provides our employees with an opportunity to defer all or a portion of their cash or equity bonuses and our independent directors with a mechanism to defer all or a portion of their cash or equity retainers or meeting fees. Shares of our common stock issued in settlement of deferred equity bonuses or equity retainers under the KESDP are counted against the share authorization under the 2013 Equity Incentive Plan. Shares of our common stock issued in settlement of cash deferrals under the KESDP are purchased with the cash deferred by participants. There are no shares separately reserved for issuance under the KESDP that are not otherwise counted against the share authorization under the 2013 Equity Incentive Plan or purchased with cash compensation deferred by participants. We also maintain a Keystaff Deferral Plan (KDP), which provides non-executives with an opportunity to defer cash compensation that is invested for each participant’s account while deferred and ultimately distributed to the participant in cash. We will not grant any equity awards under the KDP, and there are no shares of our common stock reserved for issuance under the KDP. For more information concerning the SCP, MSCP, KESDP and KDP, see Note 6 and Note 7 of the notes to the consolidated and combined financial statements contained in our Annual Report on Form 10-K for the year ended January 31, 2014.

PROPOSAL 2—APPROVAL OF THE AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

U.S. Federal Income Tax Consequences of Awards

THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS UNDER THE PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS.

Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the excess (if any) of the fair market value of the stock at exercise over the exercise price is treated as an item of income for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Alternative minimum tax is an alternative method of calculating the income tax that must be paid each year, which includes certain additional items of income and tax preferences and disallows or limits certain deductions otherwise allowable for regular tax purposes. Alternative minimum tax is payable only to the extent that the alternative minimum tax exceeds “ordinary” federal income tax for the year (computed without regard to certain credits and special taxes).

Upon a disposition of the shares acquired on exercise of an incentive stock option more than two years after grant of the option and one year after exercise of the option, the optionee will recognize long-term capital gain or loss equal to the difference between the sale price and the exercise price. If a disposition occurs before either of the holding periods are satisfied, referred to as a disqualifying disposition, then (1) if the sale price exceeds the exercise price, the optionee will recognize capital gain equal to the excess, if any, of the sale price over the fair market value of the shares on the date of exercise and will recognize ordinary income equal to the difference, if any, between the lesser of the sale price or the fair market value of the shares on the exercise date and the exercise price; or (2) if the sale price is less than the exercise price, the optionee will recognize a capital loss equal to the difference between the exercise price and the sale price. We are not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition (unless limited by Section 162(m) of the Code).

An optionee does not recognize any taxable income when a nonstatutory stock option is granted with an exercise price at least equal to the fair market value of the stock on the date of grant. Upon the exercise of a nonstatutory option with respect to vested shares, the optionee has taxable ordinary income (and unless limited by Section 162(m) of the Code, we are entitled to a corresponding deduction) equal to the option spread on the date of exercise. Any taxable income recognized in connection with exercise of a nonstatutory option by an employee of ours is subject to tax withholding. Upon a disposition of stock acquired upon exercise of a nonstatutory option, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long the stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. We may allow nonstatutory options to be transferred subject to conditions and restrictions imposed by the administrator; special tax rules may apply on a transfer.

In the case of both incentive stock options and nonstatutory options, special federal income tax rules apply if our common stock is used to pay all or part of the option exercise price, and different rules than those described above will apply if unvested shares are purchased on exercise of the option.

Stock Awards. Shares issued under a restricted stock award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the shares will be forfeited in the event that the participant ceases to provide services to us and are nontransferable. If a stock award is subject to a substantial risk of forfeiture, the participant will not recognize ordinary income at the time the award shares are issued. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

The employee may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within 30 days of the share issuance date) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of such issuance, and the capital gain holding period commences on the date of issuance.

The ordinary income on a stock award recognized by an employee will be subject to tax withholding. Unless limited by Section 162(m) of the Code, we are entitled to deduct the same amount as and at the time the employee recognizes ordinary income.

Vote Required

The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter is required to approve the proposal. Broker “non-votes” have no effect on the outcome of the proposal. If this proposal is not approved by our stockholders, the 2013 Equity Incentive Plan will continue in effect but the number of shares that may be issued under the Plan will not be increased. Further, we will be limited in our ability to grant “performance-based compensation” as set forth in Section 162(m) of the Code.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the approval of the Amended and Restated 2013 Equity Incentive Plan.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion and Analysis (CD&A) beginning on page 24, which describes in detail how we seek to closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

•

pay for performance by tying a majority of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value and position the company for long-term success;

•	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

•	target total direct compensation at the median among companies with which we compete for executive talent;

•	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results, or if an executive is involved in misconduct;

•	require our executives to own a significant amount of our stock;

•	avoid incentives that encourage unnecessary or excessive risk-taking; and

•	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee and the Board of Directors believe that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation program and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors. Our Board values the opinions of our stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Vote Required

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve Proposal 3. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on executive compensation is non-binding.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote, on a nonbinding, advisory basis, on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 above should occur every year, every two years or every three years.

After careful consideration of the three alternatives, the Board believes that holding an advisory vote on executive compensation every year is the most appropriate policy for the company at this time and recommends that stockholders vote for future advisory votes on executive compensation to occur every year.

While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions and disclosures are made annually and that an annual advisory vote on executive compensation would provide us with more direct and immediate feedback. Stockholders should note, however, that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, it may not be appropriate or even feasible to change our current annual or multi-year executive compensation programs in response to any one year’s advisory vote before the following year’s annual meeting of stockholders. If we decide that responsive changes are appropriate, but immediate implementation is not practical, the impact of those changes may not be fully reflected in the following year’s proxy statement. In addition, the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, which may affect our ability to consider and implement responsive changes.

Vote Required

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding. Stockholders will be able to specify one of four choices for this proposal on the proxy and voting instruction card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. We currently expect to conduct an annual advisory vote on executive compensation, unless the voting results indicate a stockholder preference for a less frequent vote. In any case, our Board of Directors may vary its practice in future years based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Recommendation of the Board

The Board of Directors recommends stockholders vote to conduct future advisory votes on executive compensation every year.

COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Engagement

We welcome feedback from stockholders regarding our executive compensation programs, which are described below. Stockholders desiring to communicate with the Board of Directors or the Human Resources and Compensation Committee may do so as described under “Communications with the Board of Directors” in this Proxy Statement.

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) provides important information about our executive compensation philosophy and programs for fiscal 2014. In addition, this CD&A also describes compensation decisions made by our Human Resources and Compensation Committee of the Board of Directors (sometimes referred to as the “Committee”), which is responsible for overseeing the compensation programs for all of our executives, including the officers named in the executive compensation tables in this Proxy Statement (“named executive officers”). Our named executive officers for fiscal 2014 are as follows:

•	Anthony J. Moraco, who serves as our Chief Executive Officer;

•	John R. Hartley, who serves as our Chief Financial Officer;

•	Nazzic S. Keene, who serves as our Sector President–Global Markets & Missions;

•	Thomas G. Baybrook, who served as our Chief of Administration and Operations for fiscal 2014 and retired from the company at the start of the new fiscal year on February 1, 2014;

•	Brian F. Keenan, who serves as our Chief Human Capital Officer; and

•	Deborah L. James, who served as a Sector President until her departure from the company in December 2013, in order to accept an appointment to become the Secretary of the United States Air Force.

Forward-Looking Compensation Philosophy and Programs following Spin-Off

On September 27, 2013, we became an independent, publicly traded company as a result of the distribution of our shares from our former parent company, now named Leidos Holdings, Inc. (“Former Parent”), to its stockholders (the “Spin-Off”). Our company is a leading technology integrator with $4 billion in annual revenue that provides a broad range of higher-end, differentiated services and solutions to the technical, engineering and enterprise information technology markets. Our approximately 13,000 employees serve customers primarily in the U.S. federal government as well as in select state/local and commercial markets.

Before the Spin-Off, a new executive leadership team was identified and substantial efforts were made to develop our new operating model in order to have a seamless transition of leadership and operations. Likewise, a new Human Resources and Compensation Committee was identified and involved in the decisions regarding our new executive compensation programs implemented following the Spin-Off. Because the Spin-Off occurred in fiscal 2014, our executives’ incentive compensation was determined partly by our Former Parent’s Human Resources and Compensation Committee (the “Former Parent Committee”). In addition, to give a more complete picture of executive compensation, we have presented below certain compensation information for our named executive officers for both fiscal 2013 and fiscal 2014, which include pre-Spin-Off time periods. The forward-looking compensation philosophy and programs described below, however, reflect the decisions made exclusively by our Committee following the Spin-Off.

Fiscal 2014 Business Highlights

•	Successfully completed the Spin-Off transaction from our Former Parent to become an independent, publicly traded company;

•	Reorganized into a matrix organizational structure to enable more efficient use of resources while maintaining performance excellence;

•

Successfully managed through the shutdown of the U.S. government to generate $183 million in cash flow from operations in fiscal 2014 exceeding previously announced target threshold of $125 million by approximately 50%;

•	Initiated repurchases of company stock in the fourth quarter of fiscal 2014 to deploy cash and repurchased approximately $14 million of shares under the company’s Share Repurchase Program;

•	Commenced margin improvement initiatives designed to improve the future profitability of the company; and

•

Secured a $500 million term loan to facilitate the Spin-Off and provide working capital for the company, and obtained a $200 million revolving credit facility to be available to support future operations and other purposes.

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Compensation Philosophy and Actions Taken in Fiscal 2014

Our Pay for Performance Philosophy; Market Median Target Compensation. Our executive compensation programs are designed to align the interests of our executives with stockholders by tying a significant percentage of their potential compensation to incentive-based awards that reward executives for stock price appreciation and the achievement of performance goals. The Committee targets total compensation for executives to be at median levels of comparable publicly traded companies of our size, including engineering, information technology, consulting and defense companies. In determining the size of companies that comprise our compensation peer group, we include companies with annual revenues no greater than three times and no less than approximately one-third of our estimated revenues for the fiscal year in which the peer group is reviewed. For our fiscal 2014 compensation peer group, our estimated annual revenues were at approximately the 40th percentile of the revenues of the compensation peer group. In addition to base salaries, the Committee compensates our executives through annual cash incentive bonuses, stock options, time-based restricted stock units and performance-based equity awards. For fiscal 2014, the named executive officers were awarded a substantial percentage of total target compensation in the form of performance-based incentive compensation, with only a small portion of the total potential compensation consisting of base salary. For our Chief Executive Officer, Mr. Moraco, approximately 13% of his total annual compensation in fiscal 2014 (excluding transition awards) consisted of base salary. For our other active named executive officers, between approximately 18% and 30% of their total annual compensation in fiscal 2014 (excluding transition awards) was provided in the form of base salary.

Base Salaries in Fiscal 2014. Some of our executives had more than one role during fiscal 2014 on account of the Spin-Off transaction and their base salaries reflected these transitional responsibilities. The base salaries of our Chief Executive Officer and Chief Financial Officer in fiscal 2014 were as follows:

•

Anthony J. Moraco, our Chief Executive Officer, held the role of Group President with the Former Parent before the Spin-Off, but spent significant amounts of time in connection with the planned Spin-Off and organization of the company post-separation. He assumed the role of Chief Executive Officer on the Spin-Off. Accordingly, in recognition of these changes in responsibilities, his salary increased in fiscal 2014 from $500,000 to $825,000 effective on the Spin-Off, which is slightly below the 25th percentile of market compensation for comparable companies of our size; and

•

John R. Hartley held the role of Controller of the Former Parent but during the year also took on significant duties in preparation for the Spin-Off and then was appointed as the Chief Financial Officer of the company. Accordingly, his base salary was increased in fiscal 2014 from $395,000 to $500,000 effective as of the date of the Spin-Off, which amount is slightly below the median of market compensation for comparable companies of our size.

Short-Term Incentive Compensation in Fiscal 2014. Each named executive officer’s total fiscal 2014 target short-term incentive cash bonus consisted of the following three elements:

•

40% was based on pre-separation financial measures and targets of the Former Parent for the first and second fiscal quarters of 2014, and was reviewed and approved by both the Former Parent Committee and our Committee;

•	10% was based on the Former Parent’s short-term incentive plan, which focused on individual contributions to enterprise-wide goals, and was reviewed and approved by the our Committee; and

•	50% was based on post-separation financial measures and targets of our company for the third and fourth quarters of fiscal 2014, and was reviewed and approved by our Committee.

In addition, before completion of the Spin-Off transaction, the Former Parent Committee increased the targeted short-term incentive compensation for our Chief Executive Officer from $700,000 to $950,000 on an annualized basis to reflect his new role following completion of the Spin-Off.

Long-Term Incentive Compensation in Fiscal 2014. At the time of the Spin-Off, our named executive officers held the following previously granted equity awards denominated in shares of the Former Parent:

•	stock options;

•	time-based restricted stock units (RSUs);

•	performance-based RSUs; and

•

performance share awards for two performance cycles (fiscal 2012 through fiscal 2014, and fiscal 2013 through fiscal 2015). In light of the uncertainty regarding the timing of completing the Spin-Off, it was not appropriate to speculate on post-separation measures and targets, and no performance shares were awarded for the performance period for fiscal 2014 through fiscal 2016. Instead, to further align their interests with the long-term interests of our stockholders, our executives received performance-based RSUs that would vest 100% at the end of fiscal 2016, subject to meeting a fiscal 2014 bookings threshold of the Former Parent. Since the Spin-Off was completed in fiscal 2014, we expect to recommence a performance share program in fiscal 2015.

COMPENSATION DISCUSSION AND ANALYSIS

On completion of the Spin-Off, the stock options of the Former Parent were converted into options of our company with equivalent value and vesting conditions, and since the bookings target had been achieved prior to Spin-Off, the performance-based RSUs of the Former Parent were converted into time-based RSUs of our company with equivalent value and vesting conditions.

The original performance conditions applicable to the two performance shares awards for two separate program cycles were determined by the Former Parent Committee to be no longer appropriate due to the Spin-Off. Accordingly, the Former Parent Committee made a determination of the pro-rata number of performance shares that would have been earned based on performance up until the end of the second quarter of fiscal 2014, and the earned shares with accumulated dividend equivalents would then be issued to the executives at the end of the applicable performance period (January 31, 2014 or 2015, as the case may be). The balance of the target shares for each performance share award were issued as time-based RSUs that would vest at the end of what would have been the applicable performance period (January 31, 2014 or January 31, 2015, respectively). This action was taken to address the impact of the Spin-Off on these performance share awards, and we do not anticipate exchanging performance-based performance share awards for time-based RSUs in the future.

With respect to the fiscal 2012–2014 performance share program, it was determined by the Former Parent Committee that the performance of the Former Parent was below threshold for both applicable performance measures and that no shares would be earned for the period up to the end of the second quarter of fiscal 2014. The balance of the target shares attributable to the remaining performance period for the third and fourth quarters of fiscal 2014 were issued as time-based RSUs that vested on January 31, 2014.

With respect to the fiscal 2013–2015 performance share program, the Former Parent Committee determined that the following target share amounts for executives were met:

•

95% of the target share amount for fiscal 2013, based on the internal revenue growth of the Former Parent being above the target level and the earnings per share from continuing operations (“EPS”) of the Former Parent being between threshold and target levels; and

•	a further 81% of the target share amount for the first and second quarters of fiscal 2014 based on above-target revenues, and threshold level EPS of the Former Parent.

Accordingly, the Former Parent Committee determined that 90% of an executive officer’s total target award for one-half of this three-year performance award was determined to have been earned. Our Committee has also reviewed and approved these payout determinations. The balance of the target shares attributable to the remaining performance period for the third and fourth quarters of fiscal 2014 and all of fiscal 2015 were issued as time-based RSUs. These shares and RSUs (and accumulated reinvested dividends) are expected to be issued to participating executives on or about January 30, 2015.

Best Practices Incorporated into Compensation Programs

We believe our compensation programs incorporate best practices regarding corporate governance, risk mitigation and alignment of executives’ interests with stockholders’ interests. Some of these best practices include the following:

•	Active stockholder engagement that encourages feedback to the Board of Directors and the Committee on executive compensation matters;

•	Consideration by the Committee of stockholder dilution and burn rate in equity compensation decisions;

•	Independent compensation consultant that reports directly to the Committee;

•	Annual review by the Committee with our independent compensation consultant to establish a group of comparable companies of our size used in compensation decisions;

•	Market-based approach to determine executives’ target compensation at median levels of comparable companies of our size and industry focus;

•

“Clawback” policy that permits the Committee to recover cash and equity incentive compensation from executives and other employees who receive incentive compensation if there is a material restatement of our financial results for any reason or if the employee was involved in misconduct;

•

Stock ownership guidelines that require our executives to accumulate and hold company stock having significant value, with our CEO required to accumulate and hold shares with a value of five times his salary and other named executive officers required to accumulate and hold shares with a value of three times their respective salaries; and

•

“Double-trigger” provisions for change in control benefits, which require a change in control plus termination of executive’s employment following a change in control in order for an executive to receive benefits.

COMPENSATION DISCUSSION AND ANALYSIS

We also actively prohibit or do not engage in practices that we believe result in misalignment of the executives’ interests with stockholders’ interests or are susceptible of encouraging imprudent risk taking, including:

•	No cash out or repricing of underwater options;

•	No employment agreements for executives (other than change in control agreements with double-trigger provisions);

•	No excise tax gross-up assistance on change in control benefits;

•	No special or supplemental health or death benefits or other similar perquisites for executives that are not otherwise available to other employees;

•	No pension benefits for executives (or other employees); and

•	No hedging or pledging of company stock by executives or purchasing company stock “on margin.”

Elements and Objectives of Our Compensation Programs

Under the direction of the Committee, we provide the following principal elements of compensation to our executives:

Base Salary. Consistent with our philosophy of tying pay to performance, our executives receive a minority portion of their overall compensation in the form of base salary. In order to effectively attract and retain talented executives, we provide a fixed base salary to our executives based on their level of responsibility, expertise, skills, knowledge and experience and on competitive peer company and other applicable market data. We generally target our executive officers’ base salaries at the median of the competitive market.

Variable Incentive Compensation. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over different timeframes. Our annual cash incentive awards are based upon performance against predetermined goals for the fiscal year in order to encourage and to reward contributions to our annual financial, operating and strategic objectives. We provide medium-term and long-term equity incentive awards to our executives to motivate them to stay with us and build stockholder value through their future performance. Because these equity awards are intended to help motivate our executives to stay with us and to continue to build future stockholder value, the Committee generally does not consider an executive’s current stock or option holdings in making additional awards.

The following chart summarizes the relevant performance measures and time frames that are anticipated to be used to assess our variable pay elements for fiscal 2015:

Other Benefits. We also provide our executives with benefits generally available to other employees, such as participation in our health and welfare benefits and retirement programs. Our executives are also entitled to certain benefits if their employment is terminated following a change in control.

Considerations in Determining Direct Compensation

In determining the amounts of direct compensation (salary, annual and long-term incentives) to be awarded to our executives, the Committee considers the company’s overall performance and competitive market data for our compensation peer group.

The Committee typically reviews and approves the amounts of direct compensation to be provided to our executives for each fiscal year. At the beginning of each fiscal year, the Committee generally reviews and approves:

•	the amount of base salary to be provided for the upcoming year;

•	the payout range for the cash incentive awards that may be earned for the upcoming year and the performance goals and criteria upon which the amount of the awards will be determined;

COMPENSATION DISCUSSION AND ANALYSIS

•	the mix and amount of equity incentive awards (including performance share awards, time-based RSUs and stock options) to be granted to our executives; and

•

the payout range for performance share awards, if any, that may be earned for the performance period beginning in that fiscal year and the performance period, goals and criteria upon which the amount of the awards for the relevant performance period will be determined.

In approving payout ranges, the Committee determines the levels of performance that must be achieved in order to receive a minimum, target and maximum payout amount. Upon completion of each fiscal year, the Committee approves the payment, if any, of cash incentive awards and, if applicable, the number of performance shares earned based upon the achievement of the predetermined performance goals and criteria for the performance cycle just completed.

While these determinations are typically made near the beginning of the fiscal year, upon completion of the Spin-Off, our Committee evaluated and made some adjustments to base salaries and short-term and long-term incentive awards for certain executives to reflect their changes in responsibilities, and the Committee also established a new short-term incentive program (described below in Annual Cash Incentive Awards) applicable to the third and fourth quarters of fiscal 2014 that reflect the performance of the company after the Spin-Off.

Company Performance

Our financial and operating performance determines the amount of any cash incentive awards to be paid upon completion of the fiscal year. Amounts are principally determined based upon the company’s achievement of financial and operating objectives set at the beginning of the fiscal year, but the Committee retains the discretion to reduce the payouts when appropriate. For fiscal 2014, the Committee discussed financial and operating objectives for the company to achieve following the completion of the Spin-Off.

Individual Performance

Individual performance is a factor in setting base salaries. In determining base salaries, the Committee reviews a performance assessment for each of our executives, as well as compensation recommendations provided by the Chief Executive Officer and the Chief Human Capital Officer. The Committee also considers market data and information provided by its independent compensation consultant. Executives do not propose their own compensation. For fiscal 2014, the Committee discussed individual performance of each of our executives to evaluate base salaries following completion of the Spin-Off as well as any change in their roles as a result of the Spin-Off.

Assessing Chief Executive Officer Performance

In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that typically are established and agreed upon at the beginning of the fiscal year. Formal input is received from the independent directors and the executive leadership team. For fiscal 2014, the Committee discussed performance objectives for our Chief Executive Officer following completion of the Spin-Off. The Committee also considers the Chief Executive Officer’s leadership contributions towards the company’s performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the executive leadership team and corporate governance leadership, as well as market data and information provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Chair of the Board and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer. The Chief Executive Officer does not propose his own compensation.

Comparable Market Compensation

The Committee compares the amount of direct compensation we provide to our executives to that provided by companies with whom we compete for executive talent with similar roles and responsibilities. To assist with this effort, the Committee’s independent compensation consulting firm, Frederic W. Cook & Co., Inc. developed a new peer group prior to the Spin-Off to review and benchmark each element of direct compensation (including salary and cash and equity incentives) to be provided to our executives following the Spin-Off. For fiscal 2014, Frederic W. Cook & Co., Inc. compared each element of direct compensation we provide to members of our executive leadership team against that provided by other publicly traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group.” The compensation peer group for fiscal 2014 consisted of the following 12 companies:

• AECOM Technology Corporation	• Exelis Inc.	• Rockwell Collins, Inc.
• Alliant Techsystems Inc.	• Jacobs Engineering Group Inc.	• Tetra Tech, Inc.
• CACI International Inc.	• ManTech International Corporation	• Unisys Corporation
• CGI Group Inc.	• MAXIMUS, Inc.	• URS Corporation

COMPENSATION DISCUSSION AND ANALYSIS

This compensation peer group is reviewed annually. It consists of companies that we believe have similar revenues and industry focus to ours, as well as companies against which we compete for talent and stockholder investment. The compensation peer group is structured so that no company within the survey has annual revenues greater than three times or less than approximately one-third of our estimated revenues for the fiscal year in which the peer group is reviewed. For comparison purposes for fiscal 2014, our estimated annual revenues were at approximately the 40th percentile of the revenues of the compensation peer group. In addition to the compensation peer group, Frederic W. Cook & Co., Inc. also reviewed multiple broad-based third-party surveys and compiled information for the Committee’s consideration regarding compensation that other comparably-sized companies provide to their chief executive officer, chief financial officer and other members of senior management. The Committee considers this survey data and analysis when evaluating appropriate levels of direct compensation. To be competitive in the market for our executive-level talent, we generally will target overall compensation for our executives at approximately the market median, although the actual cash incentive awards paid will vary based on operating performance and may therefore generate compensation that is higher or lower than the market median.

Compensation Decisions for Fiscal 2014

Compensation Mix

The chart below depicts each principal element of targeted compensation as a percentage of total targeted direct compensation for our active named executive officers for fiscal 2014.

As indicated above, base salary represents a smaller portion of overall compensation than performance-based cash and equity incentive awards. The allocation of a meaningful portion of overall compensation to annual cash incentive awards demonstrates the Committee’s belief that a substantial portion of total compensation should reflect the actual achievement of predetermined goals. The allocation of a majority of long-term compensation to performance-based RSUs and stock options reflects the principle that a substantial portion of total compensation should be delivered in the form of equity awards in order to align the interests of our executives with those of our stockholders. No performance shares awards were made in fiscal 2014 because of the planned Spin-Off, but are expected to be instituted by the Committee in fiscal 2015 for 50% of the value of the equity awards for named executive officers. We believe that a combination of performance share awards, stock options and time-based RSUs provides an appropriate balance of medium-term and long-term incentives.

The various amounts of compensation provided to our named executive officers for fiscal 2014 are set forth in more detail in the tables in this proxy statement under the caption “Executive Compensation.” The allocation of performance-based RSUs and stock options in the chart above are based on the grant date fair value. The actual value of these awards will be based on future financial performance and our stock price.

Base Salary

In reviewing and approving the fiscal 2014 base salaries for our named executive officers and other executives following completion of the Spin-Off, the Committee considered its independent consultant’s analysis of pay levels among the compensation peer group and survey data which indicated that base salaries for our executives were, on average, at approximately between the 25th percentile and median levels of comparable companies of our size. Actual individual base salary amounts also reflect the Committee’s judgment with respect to each executive’s responsibility, performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns. The Committee reviews executives’ base salaries annually or at the time of promotion or a substantial change in responsibilities based on the above-described criteria.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2014 base salaries were originally set by the Former Parent Committee taking into account the dual roles to be performed by the executives during the year and the uncertain timing of the Spin-Off. As a result, the salaries of our active named executive officers were adjusted as follows:

•

Mr. Moraco, our Chief Executive Officer, held the role of Group President with Former Parent, but spent significant time in a strategic leadership role leading up to the Spin-Off with responsibility for the planning and organization of our company to operate as an independent public company post-separation. In recognition of these substantial changes in responsibilities, his salary was initially increased by the Former Parent Committee from $500,000 to $700,000 during the pre-separation phase and was increased to $825,000 effective on the Spin-Off, which is somewhat below the 25th percentile of market compensation for comparable companies of our size.

•

Mr. Hartley, our Chief Financial Officer, held the role of Controller of the Former Parent but during the year also took on significant responsibilities in preparation for the Spin-Off. Accordingly, his base salary was increased by the Former Parent Committee from $395,000 to $475,000 in the pre-separation period and increased to $500,000 effective as of the Spin-Off, which amount is slightly below the median of market compensation for comparable companies of our size.

•

Nazzic Keene held the role of President of the Enterprise IT Sector of a Former Parent Group and became Sector President, Global Markets & Missions, after the Spin-Off was completed. Her salary of $500,000 is approximately at the median of market compensation for comparable companies of our size.

•

Thomas J. Baybrook held the role of Acting Group President with our Former Parent during the pre-Spin-Off period, but devoted most of his time to the upcoming Spin-Off and organization of the company post-separation. He acted as the Chief Administration and Operations Officer of the company after the separation. His salary of $450,000 (which was not adjusted during fiscal 2014) is slightly above the median of market compensation for comparable companies of our size.

•

Brian F. Keenan held the role of Executive Vice President for Human Resources with our Former Parent, and Chief Human Capital Officer with the company. His salary of $400,000 (which was not adjusted during fiscal 2014) is slightly above the median of market compensation for comparable companies of our size.

Annual Cash Incentive Awards

Each named executive officer’s total fiscal 2014 short-term incentive cash bonus consisted of the following three segments:

•

40% was based on pre-separation financial measures and targets of the Former Parent for the first and second fiscal quarters of 2014, and was reviewed and approved by both the Former Parent Committee and our Committee;

•	10% was based on the Former Parent’s short-term incentive plan, which focused on individual contributions to enterprise-wide goals, and was reviewed and approved by the our Committee; and

•	50% was based on post-separation financial measures and targets of our company for the third and fourth quarters of fiscal 2014, and was reviewed and approved by our Committee.

These incentive awards depended upon the achievement of specific financial, operating and individual performance goals approved by the Former Parent Committee and our Committee. In the first quarter of fiscal 2014, the Former Parent Committee approved the threshold, target and maximum bonus amounts for the cash incentive awards and quarterly performance goals and criteria upon which the amounts of the awards would be determined. Prior to the Spin-Off, the Former Parent Committee determined performance against the short-term incentive goals for the first and second quarters of fiscal 2014, except for the portion of the target award allocable to non-financial performance, which was to be determined post separation by our Committee based on full year performance of the executive’s contributions without consideration of the performance of the Former Parent’s financial operations pre-separation.

After the Spin-Off, our Committee approved target cash incentive awards which would depend upon the achievement of our company’s financial and operating goals for the third and fourth quarters of fiscal 2014. Following the end of fiscal 2014, the Committee approved the payment of cash incentive awards based upon performance against the predetermined goals and criteria for fiscal 2014 of our company.

The actual cash incentive awards paid to named executive officers for the first two quarters of fiscal 2014 were below the targeted award amounts because Former Parent did not fully achieve the targeted level of performance for all of the goals established by the Former Parent Committee at the beginning of the year. The targeted achievement levels and actual performance for each of the key measures are described below.

COMPENSATION DISCUSSION AND ANALYSIS

Performance Goals for Cash Incentive Awards. At the beginning of each fiscal year, the Committee approves threshold, target and maximum performance goals for the upcoming year based on objective financial and operational goals and typically, the actual amount of the cash incentive award paid is determined based upon the achievement of such goals. Under the Former Parent’s short-term incentive program, cash incentive payouts could range from 60% of target at threshold performance to 150% of target at or above maximum performance. No amount would be paid for below-threshold performance. Payouts are interpolated between threshold and target performance and between target and maximum performance on a straight-line basis. Because of the Spin-Off, these performance goals were set for the third and fourth quarters of fiscal 2014 by our Committee following the Spin-Off. In fiscal 2014, both the Former Parent and our company used revenue and operating income as financial goals because they most directly align with our overall strategy and generally are strongly correlated with potential stockholder value. Both Former Parent and our company also used average days working capital to measure how efficiently we use our working capital relative to the size of our business and operating units.

Under the Former Parent short-term incentive program, individual contributions to other enterprise goals described below were considered to contribute to the achievement of the financial goals of the Former Parent over time and was weighted as 20% of the target bonus opportunity to encourage individual efforts in an array of areas that were considered to be associated with improved financial performance for the company. In addition, the Former Parent also considered that the way in which executives achieved their personal and financial goals should be measured against desired leadership behaviors and payout of the portion of the Former Parent incentive payment related to the individual performance goals was multiplied by a factor (which could range from 50% to 125%) which reflected the Former Parent Committee’s assessment of the executive’s leadership behaviors.

Under the company’s short-term incentive program for the third and fourth fiscal quarters of fiscal 2014, 100% of the award was determined by our company performance measured under the above-outlined three performance measures. Cash incentive payouts could range from 80% of target at threshold performance to 150% of target at or above maximum performance. No amount would be paid for below-threshold performance. Payouts are interpolated between threshold and target and between target and maximum performance on a straight- line basis.

Performance Measures and Achievements for the First and Second Quarters of Fiscal 2014. The performance measures, their relative weightings, the targeted achievement levels and actual performance for the short-term incentive program approved by the Former Parent Committee for the first and second quarters of fiscal 2014 were:

	Weighting	Target	Actual	Achievement Level	Payout Level
Financial Goals (1)	80%
Revenue (30% weighting)		$5.129 billion	$5.180 billion	101.0%	102.0%
Operating Income (50% weighting)		$237 million	$218 million	91.8%	83.7%
Average Days Working Capital (20% weighting) (2)		41.5 days	46.5 days	89.2%	78.5%
Weighted Average for Financial Goals				94.0%	88.1%

Other Strategic and Individual Goals (3)	20%

(1)

Under the short-term incentive plan of the Former Parent, award amounts for the Chief Executive Officer, Chief Financial Officer and other corporate-level management were determined by reference to corporate consolidated financial information of the Former Parent. Award amounts for the Group Presidents of the Former Parent were determined by reference to both the financial results of their respective Groups and consolidated corporate financial information, weighted equally.

(2)

Determined by dividing total working capital at quarter-end by average daily sales during the quarter. Goals and payouts are based on the average of quarter-end days working capital for the four fiscal quarters.

(3)

A portion of the Former Parent’s short-term incentive plan was based on the achievement of individual performance objectives and leadership behaviors. Our Committee made the determination of our named executive officers’ achievement in this area based on their full year performance. In analyzing individual performance, our Committee reviewed the individual’s level of achievement and also considered input from the Chief Executive Officer with respect to the degree of success and the difficulty of achieving the individual performance goals and his or her leadership behavior. Ultimately, weighted average scores for such financial and other corporate and individual objectives were determined and applied against the Former Parent target bonus applicable to such objectives to determine the above-described incentive payments.

COMPENSATION DISCUSSION AND ANALYSIS

Performance Measures for the Third and Fourth Quarters of Fiscal 2014. The financial performance scores, their relative weightings, the targeted achievement levels and actual performance for the company’s short-term incentive program for the third and fourth quarters of fiscal 2014, as approved by the Former Parent Committee and our Committee, were:

	Weighting	Target	Actual	Achievement Level	Payout Level
Financial Goals (1)
Revenue	30%	$2.019 billion	$1.905 billion	94.3%	94.3%
Operating Income	50%	$96 million	$93 million	97.3%	97.3%
Days Working Capital (2)	20%	39.5	37.7	104.9%	109.8%
Weighted Average for Financial Goals				97.9%	98.9%

(1)	Under the company’s short-term incentive plan after the Spin-Off, award amounts for all named executive officers are determined by reference to our company’s consolidated financial information.

(2)

Determined by dividing total working capital at quarter end by average daily sales during the fourth quarter. Goals and payouts are based on the average of quarter-end days working capital of our company for the fourth quarter of the fiscal year.

Determination of Cash Incentive Award Amounts. For fiscal 2014, the Former Parent Committee set the target amount of the cash incentive award at 100% of base salary for the Chief Executive Officer and between 67% and 95% of base salary for the other active named executive officers. After the Spin-Off, the Committee set the target amount of the fiscal 2014 annualized cash incentive for the Chief Executive Officer at 115% of base salary and between 63% and 90% of salary for the other named executive officers.

For our active named executive officers, the target and payout level amounts for the fiscal 2014 cash incentive awards related to fiscal 2014 and the amounts of the awards actually earned by the officers were as follows:

	Applicable Time Period	Target Cash Incentive Applicable to Time Period ($)	Weighted Payout Level (%)		Cash Incentive Amount Paid ($)
Anthony J. Moraco	Q1 and Q2	350,000	96.08%	(1)	336,280
	Q3 and Q4	475,000	98.90%		469,775

			Total		806,055

John R. Hartley	Q1 and Q2	225,000	94.43%	(1)	212,475
	Q3 and Q4	225,000	98.90%		222,525

			Total		435,000

Nazzic S. Keene	Q1 and Q2	200,000	116.01%	(2)	237,147
	Q3 and Q4	200,000	98.90%		197,853

			Total		430,000

Thomas G. Baybrook	Q1 and Q2	150,000	102.10%	(1)	153,150
	Q3 and Q4	150,000	98.90%		148,350

			Total		301,500

Brian F. Keenan	Q1 and Q2	150,000	82.94%	(1)	124,410
	Q3 and Q4	100,000	98.90%		98,900

			Total		223,310

(1)

Payouts for Q1 and Q2 cash incentive awards for Messrs. Moraco, Hartley, Baybrook and Keenan include scores for achievement of corporate and business segment goals (80% of cash incentive for the Q1 and Q2 fiscal time periods) and enterprise-wide objectives (20% of cash incentive for the Q1 and Q2 fiscal time periods) under the Former Parent short-term incentive plan.

(2)

Payouts for Q1 and Q2 cash incentive award for Ms. Keene based on achievement of business segment goals (80% of the cash incentive for the fiscal Q1 and Q2 time periods) and her contributions to enterprise-wide goals (20% of cash incentive for the Q1 and Q2 fiscal time periods) under the Former Parent short-term incentive plan.

Long-Term Incentive Awards

The amounts of these awards are determined based on competitive market data and vary based upon an executive’s position and responsibilities.

Stock Options. Approximately 25% of the targeted total value of the annual equity awards granted to our named executive officers in fiscal 2014 consisted of stock options. Generally, these options vest 20% of the shares at the end of each of the

COMPENSATION DISCUSSION AND ANALYSIS

first three years and 40% of the shares at the end of the fourth year and expire at the end of the seventh year. However, certain stock options granted as transition awards described below vest 100% on the third anniversary of the date of grant. The objective of these awards is to link rewards to the creation of stockholder value over a longer term and aid in employee retention with a vesting schedule weighted toward the end of the option term. We believe that stock options motivate our executives to build stockholder value because they may realize value only if our stock appreciates over the option term. Stock options granted after January 31, 2014 have a seven-year term and vest as to one-third of the underlying shares on each of the first, second and third year anniversaries of the date of grant.

Restricted Stock Units (RSUs). As described below under Performance Share Awards, the Former Parent Committee determined that it was impractical to develop three-year performance goals to grant performance share awards similar to past years given that the Spin-Off was expected to be completed in fiscal 2014. Instead of performance share awards, the Former Parent Committee decided to aggregate the target value typically attributed to performance share awards with the value typically attributed to time-based RSUs and grant performance-based RSUs to our executives for 75% of total grant date fair value of executives’ annual long-term incentives for fiscal 2014. Two different vesting schedules of these performance-based RSUs were granted to our executives by the Former Parent Committee, both of which were subject to a threshold performance condition requiring the achievement of fiscal 2014 bookings in the amount of $6 billion on a consolidated basis of the Former Parent. If the threshold bookings target was met, the first vesting schedule called for 50% of these RSUs to vest on the third anniversary of the date of grant, which is the same time period for our typical three-year performance share awards. The second vesting schedule provided for the other 50% of these RSUs to vest, if the threshold bookings target was met, 20% on the each of the first three anniversaries of the date of grant and 40% on the fourth anniversary of the date of grant. Our Committee determined that the bookings target performance condition had been achieved on a pro rata basis effective as of the end of the second quarter of the Former Parent’s fiscal 2014, the last full fiscal quarter before completion of the Spin-Off. Our Committee believes that RSUs provide a strong incentive for employee retention and promote the building of stockholder value, and it expects to grant RSUs to our executives in the future. For fiscal 2015, the Committee intends to grant 25% of long-term incentive awards to the our executives in the form of time-based RSUs, with an expected vesting schedule of 25% of the underlying shares on each of the first, second, third and fourth year anniversaries of the date of grant.

Performance Share Awards. Prior to fiscal 2014, our executives had received awards from the Former Parent of performance share awards that could result in shares being issued depending on achievement by the Former Parent of specific financial performance goals for each fiscal year over the applicable three-year performance. Because of the planned Spin-Off and the impracticality of developing appropriate three-year performance measures or targets, no performance share awards were granted in fiscal 2014. However, the Committee intends to grant 50% of our executives’ long-term incentives for fiscal 2015 in the form of performance share awards.

In anticipation of the Spin-Off, the Former Parent Committee determined the level of achievement for all outstanding performance share awards as of the end of the second quarter of fiscal 2014. The Former Parent Committee determined that shares that were earned would be issued at the end of the relevant performance period. The balance of the target performance share awards for these performance periods were issued in the form of time-based RSUs immediately after the Spin-Off. These RSUs vest 100% on the last day of the relevant performance period, assuming continued service and satisfaction of other conditions applicable to these awards. There were two performance plan awards outstanding as of the end of fiscal 2014, and the Former Parent Committee made the following determinations in respect of each award:

FY2012–FY2014 Performance Share Awards

The Former Parent Committee determined that performance of the Former Parent on both plan measures was below-threshold and accordingly no shares were earned for the period beginning February 1, 2011 and ending as of the second quarter of fiscal 2014.

Level of Performance	Internal Revenue Growth (50% weighting)	Diluted Earnings Per Share (50% weighting)
Threshold (50% payout)	1.0%	$1.73
Target (100% payout)	2.5%	$1.97
Maximum (150% payout)	4.0%	$2.20

Actual (pro-rated) revenues were below the threshold and EPS was also well under threshold. The balance of the target shares attributable for the remaining performance period from for the third and fourth quarters of fiscal 2014 were issued as time-based RSUs that vested on January 31, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

FY2013–FY2015 Performance Share Awards

Separate targets were established by the Former Parent Committee for each fiscal year within the performance period for these performance share awards. With respect to the performance share awards awarded for the three-year performance period ending in fiscal 2015, the Former Parent Committee approved a partial payout for the first half of that performance period (beginning February 1, 2012 and ending at the second quarter of fiscal 2014) based on the following achievements:

For fiscal 2013

Goals	Weighting	Target	Actual	Payout Level
Cumulative Organic Revenue Growth	50%	0%	10%	114%
Cumulative Diluted EPS from Continuing Operations	50%	$1.34	$1.29	76%

Total weighted payout				95%

For the first two quarters of fiscal 2014

In anticipation of the Spin-Off, the Former Parent Committee established quarterly cumulative goals for the Former Parent as of the end of the first two quarters of fiscal 2014 as follows:

Goals	Weighting	Target	Actual	Payout Level
Cumulative Organic Revenue Growth	50%	$5.13 billion	$5.18 billion	112%
Cumulative Diluted EPS from Continuing Operations	50%	$.39	$.37	50%

Total weighted payout				81%

Accordingly, 90% of each executive’s total target share award for one-half of the fiscal 2013–2015 performance period was determined by the Former Parent Committee to have been earned as of the end of the second quarter of fiscal 2014, and these shares, together with any reinvested dividend equivalent shares, will be issued to the participants effective January 30, 2015, subject to continued employment and other conditions applicable to these awards. The balance of the target shares attributable for the remaining performance period for the third and fourth quarters of fiscal 2015 were issued as time-based RSUs that will vest on January 30, 2015.

Transition Equity Awards

In recognition of the significant efforts made and success in completing the Spin-Off, to align our executive officers’ interests with our stockholders, and to promote the retention of the executive leadership team through the Spin-Off and thereafter, the Committee approved transition equity awards to selected executives, including four of the named executive officers, with grant date fair values as set forth in the table below. These grants were made after the Spin-Off date and included both stock options and time-based RSUs. The awards will vest 100% on the third anniversary of the date of grant, subject to the company’s “clawback” or recoupment policy.

	Value of Transition RSUs	Value of Transition Stock Options
Mr. Moraco	$750,007	$250,121
Mr. Hartley	$562,522	$187,590
Ms. Keene	$562,522	$187,590
Mr. Keenan	$281,278	$93,798

In addition, in order to bring their total compensation to be at approximately median levels of comparable companies of our size and industry focus, time-based RSU awards were made after the Spin-Off to the Chief Executive Officer, Mr. Moraco, and the Chief Financial Officer, Mr. Hartley. These awards vest 20% on each of the first, second and third anniversaries of the date of grant and 40% on the fourth anniversary of the date of grant and are subject to the company’s “clawback” or recoupment policy.

Value of RSUs
Mr. Moraco	$900,028
Mr. Hartley	$125,024

COMPENSATION DISCUSSION AND ANALYSIS

Other Benefits Provided in Fiscal 2014

In addition to the elements of direct compensation described above, we also provide our executives with the following benefits:

Health and Welfare Benefits

Our executives are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Retirement Benefits

Our executives are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. Currently, we make matching contributions to eligible participants’ retirement plan accounts based on a percentage of the first 5% (6% before January 1, 2014) of their “eligible compensation” under applicable rules. The average amount of contributions we and the Former Parent made to the retirement plan accounts of our active named executive officers in fiscal 2014 was approximately $16,528. The Committee believes that these contributions to this retirement program permits our executives to save for their retirement in a tax-effective manner, are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Deferred Compensation Plans

To provide other tax-deferred means to save for retirement, we maintain certain deferred compensation plans that allow our named executive officers and other eligible participants to elect to defer all or a portion of any cash incentive awards or vested performance share awards granted to them under our incentive plans. We make no contributions to named executive officers’ accounts under these plans. In addition, we maintain a deferred compensation plan that allows our named executive officers and other eligible participants to elect to defer a portion of their eligible salary. Vested deferred balances under the plans will generally be paid upon retirement or termination. These plans are described in more detail under “Nonqualified Deferred Compensation” below in this Proxy Statement.

Perquisites and Personal Benefits

We generally do not provide perquisites and personal benefits to our executives that are not otherwise available to other employees.

Other Policies and Considerations

Assessment of Risks in our Compensation Programs

For fiscal 2015, the Committee has directed management to undertake a risk assessment of our compensation programs and has asked Frederic W. Cook & Co., Inc., the Committee’s independent compensation consultant, to review the assessment. In conducting the assessment, we will review our pay practices and incentive programs with the intent to identify any potential risks inherent in our compensation programs. We will also review the risks facing the company and evaluate whether our compensation practices and programs could be expected to increase or help mitigate these risks. In conducting this assessment, we expect to evaluate whether the following factors have been achieved:

•	short-term incentive measures are balanced among different financial measures, with targets that are intended to be achievable upon realistic levels of performance;

•	significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk taking;

•	maximum payouts are capped at levels that do not reward excessive risk-taking;

•	goals are based on company performance measures, which mitigates excessive risk-taking within any particular business operation;

•	our compensation recoupment policy allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and

•	our stock ownership guidelines encourage a long-term perspective.

Equity Award Grant Practices

The Committee is responsible for the administration of our equity incentive plans. Generally, in advance of each fiscal year, we expect the Committee will select predetermined dates on which equity awards will be granted during the following fiscal year to our employees, including our executives. These grant dates are selected to occur after the dates we anticipate

COMPENSATION DISCUSSION AND ANALYSIS

releasing our annual or quarterly financial results. We generally grant equity incentive awards to our directors, executives and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee predetermines four quarterly dates on which any additional equity incentive awards may be made to eligible executives or other employees in connection with a new hire, for retention purposes or otherwise. The equity award grant dates following the Spin-Off were established by the Committee in February 2014. The Committee approves all equity awards made to our directors and executives.

The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which our 2013 Equity Incentive Plan defines as the closing sales price of our common stock on the New York Stock Exchange on the trading day immediately preceding the grant date.

Stock Ownership Guidelines

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. We have adopted stock ownership guidelines for our executives that require them to accumulate and maintain stockholdings calculated as a multiple of their base salary, depending on their role. The CEO is required to accumulate and hold shares with a value of five times his salary and other named executive officers are required to accumulate and hold shares with a value of three times their salaries. Executives must hold 100% of the net shares acquired under our equity incentive programs until the applicable multiple of base salary is achieved.

Prohibition on Hedging or Pledging Company Stock or Purchasing “On-Margin”

We have established policies for our executives that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations and also create an appearance of impropriety. For example, with respect to our securities, our executives are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, we prohibit our executives from pledging company stock as collateral for a loan or purchasing company stock “on margin.” Further, our executives are required to obtain preclearance from our General Counsel for all transactions in our securities.

“Clawback” or Compensation Recoupment Policy

Under our “clawback” or compensation recoupment policy, the Committee may require executives and other employees who receive incentive compensation to return cash and equity incentives if there is a material restatement of the financial results upon which the incentive compensation was originally based. If the Committee determines that recovery is appropriate, the company will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

The policy also provides for recovery of cash and equity incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executives to receive company-funded payments if they leave the company.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our employees, including our named executive officers, may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro rata basis, depending on the nature of event and the type of the award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments upon Termination or a Change in Control” beginning on page 43.

Potential Change in Control and Severance Benefits

We maintain severance protection agreements with our executives that would provide them with payments and benefits if their employment is involuntarily terminated following an acquisition of our company as further described in this Proxy

COMPENSATION DISCUSSION AND ANALYSIS

Statement under “Executive Compensation—Potential Payment Upon a Change in Control.” We believe that these agreements provide an important benefit to us by helping alleviate any concern the executives might have during a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that these agreements are an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

There are no excise tax gross-up provisions in these severance protection agreements. These agreements renew for successive one-year terms each year, unless either the Committee or an executive to whom the agreement applies decides not to extend the term of the agreement before October 31st of the prior year. This annual term permits the Committee to regularly review the amount of benefits that would be provided to our executives in connection with an involuntary termination of their employment following a change in control and to consider whether to continue providing such benefits.

Tax Deductibility of Executive Compensation

We generally attempt to provide compensation that is structured to maximize favorable tax benefits for us. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to the Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing and implementing our compensation programs and arrangements. As indicated above, our target cash incentive awards and our performance share award payouts are determined based upon the achievement of certain predetermined financial performance goals under a stockholder-approved plan, which is intended to permit us to deduct such amounts pursuant to Section 162(m).

Section 162(m) requires newly public companies to have any plan with awards intended to be considered as qualified performance-based compensation not subject to the $1 million limitation on deductibility to be approved by public stockholders within a certain grace period after becoming a public company. The company is asking our stockholders to approve the 2013 Equity Incentive Plan in Proposal 2—Approval of Amended and Restated 2013 Equity Incentive Plan of this Proxy Statement, in such a manner as to meet the requirement for public stockholder approval after becoming a public company. If approved by our stockholders, awards under the 2013 Equity Incentive Plan will meet the stockholder approval requirements in advance of the expiration of the grace period for such approval under Section 162(m). During the grace period, the prior approval by the company’s stockholder before separation (the Former Parent) of the 2013 Equity Incentive Plan is sufficient stockholder approval under Section 162(m).

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Jere A. Drummond (Chair)

Donna S. Morea

Edward J. Sanderson, Jr.

Steven R. Shane

EXECUTIVE COMPENSATION

Spin-Off Transaction

As previously described, on September 27, 2013, we became an independent, publicly traded company as a result of the Spin-Off. In connection with the Spin-Off, all equity awards held by employees of Former Parent who became our employees were converted into equity awards denominated in our common stock with the same vesting and other conditions. Values for restricted stock units and exercise prices for options were adjusted to preserve the value immediately prior to the Spin-Off. Further, account balances in the Former Parent’s Key Executive Stock Deferral Plan and the Management Stock Compensation Plan for employees of Former Parent who became our employees were transferred into our Key Executive Stock Deferral Plan and Management Stock Compensation Plan, respectively, and are reflected as stock units of our common stock, as adjusted to preserve the same value immediately after the Spin-Off that each share unit had before the Spin-Off. All information regarding equity awards and the non-qualified deferred compensation plans in the following tables is shown on a post-adjustment basis.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service to SAIC and its subsidiaries and to our Former Parent and its subsidiaries prior to the Spin-Off during fiscal 2014, and if applicable fiscal 2013, whether or not such amounts were paid in such year:

Name and principal position	Year (1)	Salary ($) (2)	Bonus ($)	Stock awards ($) (3)	Option awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
Anthony J. Moraco Chief Executive Officer	2014	737,019	—	3,149,991	750,141	806,055	22,890	5,466,096
	2013	540,384	—	500,012	300,002	409,000	17,093	1,766,491

John R. Hartley Executive Vice President and Chief Financial Officer	2014	564,497	—	1,250,044	375,095	435,000	129,054	2,753,690
	2013	442,035	—	166,680	100,002	342,000	23,977	1,074,694

Nazzic S. Keene Sector President	2014	492,390	—	1,312,500	437,600	430,000	14,883	2,687,373
	2013	207,692	—	333,335	200,002	357,000	11,423	1,109,452

Thomas G. Baybrook Former Chief of Administration and Operations	2014	471,826	—	449,987	150,004	301,500	253,508	1,626,825
	2013	537,721	—	291,673	175,000	429,000	32,263	1,465,657

Brian F. Keenan Executive Vice President and Chief Human Capital Officer	2014	400,000	—	656,297	218,801	223,310	23,395	1,521,803
	2013	413,846	—	250,013	150,001	294,000	18,672	1,126,532

Deborah L. James (6) Former Sector President	2014	495,786	237,500	750,037	250,010	225,000	163,408	2,121,741

(1)	Compensation is provided only for fiscal years for which each individual qualified as a named executive officer.

(2)	This column includes amounts paid in lieu of accrued and unused comprehensive leave time.

(3)

These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include restricted stock units, restricted stock units which are subject to a performance condition and for fiscal 2013, performance share awards which are subject to performance conditions. Values for such performance restricted stock unit awards are computed based upon the probable outcome of the performance conditions as of the grant date of the award.

The awards shown in the “Option awards” column are not subject to performance conditions. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, please refer to Note 6 of Notes to Consolidated and Combined Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on April 9, 2014.

(4)

Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award program for performance in fiscal 2014. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”

(5)

Amounts shown in this column primarily represent matching contributions made by our Former Parent in the Former Parent’s Retirement Plan and that we made in the SAIC Retirement Plan on behalf of our named executive officers as follows: Mr. Moraco, $15,531; Mr. Hartley, $16,917; Ms. Keene, $14,762, Mr. Baybrook, $23,866; Mr. Keenan, $14,685 and Ms. James, $13,408. For fiscal 2014, the amount for Mr. Hartley also includes a relocation incentive of $100,000, the amount for Mr. Baybrook also includes the payment of $225,000 upon his retirement and the amount for Ms. James also includes the payment of $150,000 as a separation payment. In addition, for fiscal 2014, the amounts shown in this column also include the payment of cash dividends on restricted stock as follows: Mr. Moraco, $1,677; Mr. Hartley, $9,171, Mr. Baybrook, $1,677 and Mr. Keenan, $3,626 and the payment of cash dividends on the performance share awards granted in fiscal 2012 which resulted in shares being issued on January 31, 2014 as follows: Mr. Moraco, $5,084; Mr. Hartley, $2,965; Mr. Baybrook, $2,965; and Mr. Keenan, $5,084. Please see the CD&A for more information.

(6)

Ms. James terminated employment on December 16, 2013. Therefore, the amount in the “Salary” column reflects a partial year of service as well as the payout of $74,632 for accrued and unused comprehensive leave time upon her resignation. Further, Ms. James was paid a bonus of $237,500 in recognition of her contribution to a successful Spin-Off and a pro-rated cash bonus of $225,000 from our cash incentive award program for performance in fiscal 2014.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2014. Awards made by us after the Spin-Off were made pursuant to our 2013 Equity Incentive Plan and include any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan.

Name	Award type	Grant date	Approval date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other option awards; number of securities underlying options (3) (#)	All other stock awards, number of shares of stock or units (4) (#)	Exercise or base price of option awards (5) ($/share)	Grant date fair value of stock and option awards (6) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Moraco	Cash	4/5/2013	3/27/2013	210,000	350,000	507,500	—	—	—	—	—	—	—
	Cash	12/2/2013	12/2/2013	285,000	475,000	712,500	—	—	—	—	—	—	—
	Options	4/5/2013	3/27/2013	—	—	—	—	—	—	133,842	—	27.81	500,020
	Options	10/4/2013	9/26/2013	—	—	—	—	—	—	40,604	—	33.69	250,121
	PSU	4/5/2013	3/27/2013	—	—	—	n/a	50,340	n/a	—	—	—	1,499,956
	RSU	10/4/2013	9/26/2013	—	—	—	—	—	—	—	48,977	—	1,650,035
Mr. Hartley	Cash	4/5/2013	3/27/2013	135,000	225,000	326,250	—	—	—	—	—	—	—
	Cash	12/2/2013	12/2/2013	135,000	225,000	337,500	—	—	—	—	—	—	—
	Options	4/5/2013	3/27/2013	—	—	—	—	—	—	50,190	—	27.81	187,505
	Options	10/4/2013	9/26/2013	—	—	—	—	—	—	30,453	—	33.69	187,590
	PSU	4/5/2013	3/27/2013	—	—	—	n/a	18,878	n/a	—	—	—	562,498
	RSU	10/4/2013	9/26/2013	—	—	—	—	—	—	—	20,408	—	687,546
Ms. Keene	Cash	4/5/2013	3/27/2013	120,000	200,000	290,000	—	—	—	—	—	—	—
	Cash	12/2/2013	12/2/2013	120,000	200,000	300,000	—	—	—	—	—	—	—
	Options	4/5/2013	3/27/2013	—	—	—	—	—	—	66,921	—	27.81	250,010
	Options	10/4/2013	9/26/2013	—	—	—	—	—	—	30,453	—	33.69	187,590
	PSU	4/5/2013	3/27/2013	—	—	—	n/a	25,170	n/a	—	—	—	749,978
	RSU	10/4/2013	9/26/2013	—	—	—	—	—	—	—	16,697	—	562,522
Mr. Baybrook	Cash	4/5/2013	3/27/2013	90,000	150,000	217,500	—	—	—	—	—	—	—
	Cash	12/2/2013	12/2/2013	90,000	150,000	225,000	—	—	—	—	—	—	—
	Options	4/5/2013	3/27/2013	—	—	—	—	—	—	40,152	—	27.81	150,004
	PSU	4/5/2013	3/27/2013	—	—	—	n/a	15,102	n/a	—	—	—	449,987
Mr. Keenan	Cash	4/5/2013	3/27/2013	90,000	150,000	217,500	—	—	—	—	—	—	—
	Cash	12/2/2013	12/2/2013	60,000	100,000	150,000	—	—	—	—	—	—	—
	Options	4/5/2013	3/27/2013	—	—	—	—	—	—	33,460	—	27.81	125,003
	Options	10/4/2013	9/26/2013	—	—	—	—	—	—	15,227	—	33.69	93,798
	PSU	4/5/2013	3/27/2013	—	—	—	n/a	12,586	n/a	—	—	—	375,019
	RSU	10/4/2013	9/26/2013	—	—	—	—	—	—	—	8,349	—	281,278
Ms. James	Cash	4/5/2013	3/27/2013	120,000	200,000	290,000	—	—	—	—	—	—	—
	Cash	12/2/2013	12/2/2013	120,000	200,000	300,000	—	—	—	—	—	—	—
	Options	4/5/2013	3/27/2013	—	—	—	—	—	—	66,921	—	27.81	250,010
	PSU	4/5/2013	3/27/2013	—	—	—	n/a	25,172	n/a	—	—	—	750,037

(1)

Amounts in these columns represent the threshold, target and maximum payout amounts of cash incentive awards with actual payouts based upon the achievement of pre-established levels of performance during fiscal 2014, as discussed in our CD&A beginning on page 24. For the first two fiscal quarters, the target payout amounts for the cash incentive awards were 100% of base salary for the Chief Executive Officer and between 67% and 95% of base salary for our other named executive officers. For the third and fourth quarter of fiscal 2014, the target payout amounts for the cash incentive awards were 115% of base salary for the Chief Executive Officer and between 63% and 90% of base salary for our other named executive officers. The actual amounts that were paid to our named executive officers with respect to fiscal 2014 are set forth in the table entitled “Summary Compensation Table” under the column headed “Non-equity incentive plan compensation.”

(2)

Amounts in these columns represent restricted stock units which are subject to a performance goal related to fiscal 2014 bookings (PSU). Because the performance goal was met, all shares subject to the PSU are issuable subject to certain vesting requirements as follows: one-half of these shares vest 100% on the third anniversary of the date of grant and the remaining half vest 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(3)

Amounts in this column represent the number of shares of common stock underlying options issued in fiscal 2014. Options granted in October 2013 were transition awards to certain named executive officers in recognition of their contribution to the successful Spin-Off. Such transition options vest 100% on the third anniversary of the date of grant. All other options vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(4)

Amounts in this column primarily represent transition awards made to certain named executive officers in recognition of their contribution to the successful Spin-Off. These transition restricted stock units vest 100% on the third anniversary of the date of grant. In addition, Mr. Moraco and Mr. Hartley received the following additional grants of restricted stock units on the same day which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively: Mr. Moraco, 26,715 restricted stock units and Mr. Hartley, 3,711 restricted stock units.

(5)

The exercise price of stock options granted under our 2013 Equity Incentive Plan is the “fair market value” of our common stock on the date of grant which is defined as the closing sales price of our common stock on the NYSE on the trading day before the grant date.

(6)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value that may be actually realized by the recipient and do not reflect changes in our stock price after the date of grant.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding option and restricted stock awards that were held by our named executive officers at the end of fiscal 2014, including awards previously deferred under our Key Executive Stock Deferral Plan.

	Option awards (1)					Stock awards
Name	Grant Date	Number of securities underlying unexercised options (exercisable)	Number of securities underlying unexercised options (unexercisable)	Option exercise price ($)	Option expiration date	Number of shares of stock or units that have not vested (2)		Market value of shares of stock or units that have not vested ($) (3)
Mr. Moraco	4/03/2009	15,346	—	37.89	4/02/14	—		—
	4/02/2010	9,868	6,581	35.76	4/01/15	—		—
	4/01/2011	14,724	22,090	34.73	3/31/18	—		—
	3/30/2012	16,061	64,244	27.12	3/29/19	—		—
	3/30/2012	—	—	—	—	9,537		352,959
	3/30/2012	—	—	—	—	10,763	*	398,327
	4/05/2013	—	133,842	27.81	4/04/20	—		—
	4/05/2013	—	—	—	—	55,758		2,063,604
	9/27/2013	—	—	—	—	11,922		441,245
	10/04/2013	—	40,604	33.69	10/03/20	—		—
	10/04/2013	—	—	—	—	27,128		1,003,991
	10/04/2013	—	—	—	—	22,606		836,640
Mr. Hartley	4/03/2009	18,074	—	37.89	4/02/14	—		—
	4/02/2010	13,061	8,709	35.76	4/01/15	—		—
	4/09/2010	—	—	—	—	2,115		78,276
	4/01/2011	8,589	12,886	34.73	3/31/18	—		—
	3/30/2012	5,353	21,415	27.12	3/29/19	—		—
	3/30/2012	—	—	—	—	3,178		117,628
	3/30/2012	—	—	—	—	3,587	*	132,738
	4/05/2013	—	50,190	27.81	4/04/20	—		—
	4/05/2013	—	—	—	—	20,910		773,872
	9/27/2013	—	—	—	—	3,974		147,094
	10/04/2013	—	30,453	33.69	10/03/20	16,955		627,499
	10/04/2013	—	—	—	—	3,768		139,465
Ms. Keene	3/30/2012	—	—	—	—	7,321	*	270,963
	9/14/2012	11,396	45,585	26.03	9/2013/19	—		—
	9/14/2012	—	—	—	—	6,489		240,172
	4/05/2013	—	66,921	27.81	4/04/20	—		—
	4/05/2013	—	—	—	—	27,880		1,031,805
	9/27/2013	—	—	—	—	8,112		300,239
	10/04/2013	—	30,453	33.69	10/03/20	—		—
	10/04/2013	—	—	—	—	16,955		627,499
Mr. Baybrook	4/03/2009	15,346	—	37.89	4/02/14	—		—
	4/02/2010	9,868	6,581	35.76	4/01/15	—		—
	4/01/2011	8,589	12,886	34.73	3/31/18	—		—
	3/30/2012	9,368	37,476	27.12	3/29/19	—		—
	3/30/2012	—	—	—	—	5,563		205,896
	3/30/2012	—	—	—	—	6,277	*	232,329
	4/05/2013	—	40,152	27.81	4/04/20	—		—
	4/05/2013	—	—	—	—	16,728		619,084
	9/27/2013	—	—	—	—	6,955		257,396
Mr. Keenan	4/03/2009	33,859	—	37.89	4/02/14	—		—
	4/02/2010	21,335	14,223	35.76	4/01/15	—		—
	4/01/2011	14,724	22,090	34.73	3/31/18	—		—
	3/30/2012	8,030	32,122	27.12	3/29/19	—		—
	3/30/2012	—	—	—	—	4,769		176,513
	3/30/2012	—	—	—	—	5,381	*	199,145
	4/05/2013	—	33,460	27.81	4/04/20	—		—
	4/05/2013	—	—	—	—	6,970		257,964
	4/05/2013	—	—	—	—	6,970		257,964
	9/27/2013	—	—	—	—	5,961		220,604
	10/04/2013	—	15,227	33.69	10/03/20	—		—
	10/04/2013	—	—	—	—	8,478		313,768
Ms. James	4/03/2009	15,346	—	37.89	3/17/14	—		—
	4/02/2010	9,868	—	35.76	3/17/14	—		—
	4/01/2011	9,816	—	34.73	3/17/14	—		—
	3/30/2012	6,692	—	27.12	3/17/14	—		—

(1)

Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of fiscal 2014. Options expiring before 2018 were granted five years prior to their respective expiration dates. Options expiring in 2019 were granted seven years prior to their respective expiration dates. All options vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively, except for the transition options granted in October 2013 which vest 100% on the third anniversary of the date of grant.

(2)

Information in this column includes restricted stock units held by our named executive officers at the end of fiscal 2014, including restricted stock units held in our Key Executive Stock Deferral Plan and includes restricted stock units issued as dividend equivalents. All restricted stock units vest as to 20%, 20%, 20% and 40% of the underlying shares on the first,

EXECUTIVE COMPENSATION

second, third and fourth year anniversaries of the date of grant, respectively, except as set forth in Footnote 4 to the Grants of Plan-Based Awards above. Any restricted stock units previously deferred by our named executive officers are also reflected in the table under the caption “Nonqualified Deferred Compensation” below. Amounts in this column designated by (*) are the number of shares and associated dividend equivalents that our Former Parent’s Human Resources and Compensation Committee has determined to be earned for performance pursuant to the performance shares covering the performance period of fiscal 2013 to fiscal 2015, which shares will be issued at the end of the performance period, provided that the named executive officer remains employed by us through the end of the three-year period. Please see the CD&A for more information.

(3)	The market value is based upon $37.01 per share, the closing sales price of our common stock on the NYSE on January 31, 2014.

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during fiscal 2014 upon the vesting of restricted stock awards or restricted stock units and restricted stock units issued as dividend equivalents, including awards held in our Key Executive Stock Deferral Plan. There were no option exercises in fiscal 2014.

	Stock awards
Name	Number of shares acquired on vesting (1)	Value realized on vesting ($) (2)
Mr. Moraco	3,518	114,668

Mr. Hartley	2,571	83,246

Ms. Keene	1,597	54,131

Mr. Baybrook	2,051	66,851

Mr. Keenan	3,732	82,585

Ms. James	1,973	26,728

(1)

Information in this column includes the number of shares issued for the three-year performance period covering fiscal 2012 to fiscal 2014 as follows: Mr. Moraco, 1,365 shares; Mr. Hartley, 795 shares, Mr. Baybrook, 795 shares and Mr. Keenan, 1,365 shares. The other restricted stock and restricted stock unit awards (including the associated dividend equivalents) vested as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. Any restricted stock and restricted stock units awards previously deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

(2)

Value realized on vesting is based on the closing price of our common stock on the vest date. The actual value realized was determined using the closing price on the trading date immediately preceding the vest date in accordance with the fair market value definition in the 2013 Equity Incentive Plan.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during fiscal 2014 under the following nonqualified deferred compensation plans, which are summarized below:

The SAIC Keystaff Deferral Plan allows eligible participants to elect to defer all or a portion of any cash or vested equity incentive awards granted to them under our cash incentive or stock incentive plans. We make no contributions to participants’ accounts under the Keystaff Deferral Plan, although participant deferrals, which are reflected in dollars, earn interest during the deferral period. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will generally be paid upon retirement or separation from service.

The SAIC Key Executive Stock Deferral Plan allows eligible participants to elect to defer all or a portion of their cash or certain equity incentive awards granted to them under our cash incentive or stock incentive plans. Participant deferrals generally correspond to stock units of our common stock. Shares equivalent to deferrals may be deposited to a rabbi trust to fund benefits for participants. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or separation from service.

The SAIC 401(k) Excess Deferral Plan (Excess Plan) is a pre-tax savings plan that allows eligible participants to defer up to 20% of their eligible compensation. Salary deferrals into the Excess Plan do not start until after an eligible participant has met the annual IRS contribution limit for the SAIC Retirement Plan. Bonuses are not eligible for deferral to the Excess Plan. The investment options in the Excess Plan are similar to those in the SAIC Retirement Plan but do not include the SAIC Stock Funds. Deferrals into the Excess Plan are not included as eligible compensation for the calculation of company match in the

EXECUTIVE COMPENSATION

SAIC Retirement Plan. If there is a loss of company match in the SAIC Retirement Plan because of a deferral into the Excess Plan, the company will make up the difference in company matching contribution to the Excess Plan. Vested deferred balances under this plan will generally be paid following separation from service.

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2014 through our nonqualified deferred compensation plans and the nonqualified deferred compensation plans of our Former Parent prior to the Spin-Off:

Name	Plan	Executive contributions in fiscal 2014 ($) (1)	Aggregate earnings in fiscal 2014 ($) (2)	Aggregate withdrawals/ distributions in fiscal 2014	Aggregate balance at fiscal year-end ($) (3)
Mr. Moraco	Keystaff Deferral Plan	—	23,414	—	149,914
	Key Executive Stock Deferral Plan	—	47,749	—	136,069
	Management Stock Compensation Plan	—	15,524	—	44,238
	Excess Plan	—	—	—	—

Mr. Hartley	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	—	—	—	—
	Management Stock Compensation Plan	—	—	—	—
	Excess Plan	45,935	12,002	—	132,347

Ms. Keene	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	—	—	—	—
	Management Stock Compensation Plan	—	—	—	—
	Excess Plan	—	—	—	—

Mr. Baybrook	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	—	—	—	—
	Management Stock Compensation Plan	—	11,809	—	33,652
	Excess Plan	—	—	—	—

Mr. Keenan	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	527,807	466,686	—	1,884,633
	Management Stock Compensation Plan	—	26,406	—	75,248
	Excess Plan	—	—	—	—

Ms. James	Keystaff Deferral Plan	—	17,008	332,138	—
	Key Executive Stock Deferral Plan	204,027	560,259	1,744,448	—
	Management Stock Compensation Plan	—	7,060	28,903	—
	Excess Plan	98,758	(26,216)	—	211,465

(1)	Amounts in this column represent deferred cash or restricted stock awards. These amounts are also included as compensation in the “Summary Compensation Table.”

(2)

With respect to the Keystaff Deferral Plan, amounts in this column represent interest earned during fiscal 2014 on cash previously deferred based on the Moody’s Seasoned Corporate Bond Rate minus 1% (3.08% in calendar 2013 and 3.91% in calendar 2014).

With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the aggregate increases or (decreases) in value of stock units corresponding to shares of our common stock during fiscal 2014. The market value of the shares is based upon $37.01 per share, the closing sales price of our common stock on the NYSE on January 31, 2014.

With respect to the Excess Plan, amounts in this column represent aggregate returns of the diverse investment options available to eligible participants based on individual participant investment elections. There were no company matching contributions made to the named executive officers’ accounts in fiscal 2014.

(3)

Amounts in this column represent the value of the holders’ accounts at the end of fiscal 2014. With respect to the Key Executive Stock Deferral Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officers based on $37.01 per share, the closing sales price of our common stock on the NYSE on January 31, 2014. All amounts in this column were reported as compensation in the “Summary Compensation Table” for prior years. With respect to our Key Executive Stock Deferral Plan and the Management Stock Compensation Plan, our named executive officers held the following number of stock units at the end of fiscal 2014: Mr. Moraco, 4,872; Mr. Baybrook, 909; and Mr. Keenan, 52,955.

EXECUTIVE COMPENSATION

Potential Payments upon Termination or a Change in Control

We are not obligated to offer any kind of severance benefits to our named executive officers solely upon termination of employment. We have entered into the following agreements and arrangements with our named executive officers that would provide them with certain payments and benefits, which are described below, if we are subject to a consummation of a change in control:

•

Severance Protection Agreements. We have entered into severance protection agreements with each of our active executive officers, including each of the active named executive officers, which provide that if the executive officer is involuntarily terminated without cause or resigns for good reason within a 24-month period following a change in control, he or she will be entitled to receive all accrued salary and a pro rata short-term incentive bonus for the year of termination, plus a single lump sum payment equal to two-and-one-half times the executive officer’s then current salary and short-term incentive bonus amount. The executive officer will also receive such life insurance, disability, medical, dental, vision and hospitalization benefits as are provided to other similarly situated executive officers who continue to be employed for the 30 months following termination and up to 12 months of outplacement counseling. In order to receive the lump sum payment and the 30 months of continued benefits, the executive officer is required to execute a written release of claims. The executive officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, and the amount of the payments may be reduced by us to the extent necessary to avoid an excise tax.

•

Stock Incentive and Deferred Compensation Plans. Under the terms of our stock incentive and deferred compensation plans, all unvested stock, options and deferred compensation awards held by all participants under those plans, including our named executive officers, are subject to accelerated vesting upon the occurrence of a change in control under certain circumstances. Outstanding stock options, stock awards and stock units issued to the named executive officers under our Key Executive Stock Deferral Plan, generally become fully vested upon the occurrence of a consummation of a change in control. Our 2013 Equity Incentive Plan generally provides that vesting will accelerate if the holder is involuntarily terminated or terminates his employment for good reason within 18 months following a change in control. For performance share awards issued under our 2013 Equity Incentive Plan, shares would be paid out on an immediate pro rata basis based on the percentage of the performance period completed at the time of the change in control. If more than 50 percent of the performance period is completed, the prorated number of shares that would vest is based on company performance up to the date of change in control. If less than 50 percent of the performance period is completed, a prorated target number of shares would vest based on the time elapsed during the performance period.

The following table sets forth our estimates regarding the potential value of any cash payments and benefits and accelerated vesting of equity awards to be received by the named executive officers under the foregoing agreements and plans, assuming that a change in control occurred on the last business day of fiscal 2014:

	Severance protection benefits				Accelerated equity awards		Total
Name (1)	Salary and Bonus (2)	Pro rata bonus (3)	Life insurance, healthcare (4)	Outplacement services (5)	Restricted stock and restricted stock units (6)	Option awards (7)	Applicable scale- back (8)	Total gross severance benefits and equity awards (9)
Mr. Moraco	$4,437,500	$950,000	$56,683	$12,000	$5,096,767	$2,060,075	—	$12,613,025
Mr. Hartley	2,375,000	450,000	38,298	12,000	2,016,572	814,905	—	5,706,775
Ms. Keene	2,250,000	400,000	38,502	12,000	2,470,678	1,217,241	—	6,388,421
Mr. Baybrook	1,875,000	300,000	53,182	12,000	1,314,705	777,734	(129,663)	4,202,958
Mr. Keenan	1,500,000	200,000	46,532	12,000	1,425,945	744,325	(126,568)	3,802,234

(1)	Ms. James is not included in this table because she terminated employment on December 16, 2013. The actual amount paid to Ms. James upon her termination is disclosed in the Summary Compensation Table.

(2)

Amounts in this column represent a single lump sum equal to two-and-one-half times the sum of (a) the named executive officer’s fiscal 2014 salary and (b) the annual target bonus for fiscal 2014. This amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”

(3)

Amounts in this column represent a pro rata portion of the Bonus Amount to which the named executive officer would be entitled depending on the number of days that had elapsed in the fiscal year in which he or she is terminated. Because we are required to present all information in this table assuming that the named executive officer is terminated on the last business day of fiscal 2014, the amount of the pro rata Bonus Amount in this column represents the full amount of the executive officers’ respective Bonus Amounts. In addition to the amounts set forth in the column, our named executive officers would also be entitled to be paid for any unused comprehensive leave time they had accrued.

(4)

Amounts in this column represent the estimated value to the named executive officer of life insurance, disability, medical, dental, vision and hospitalization benefits to be received for 30 months following termination.

(5)	Amounts in this column represent the estimated value to the named executive officer of the outplacement counseling services to be provided for 12 months following termination.

EXECUTIVE COMPENSATION

(6)

Amounts in this column represent the value of accelerated vesting at the end of fiscal 2014 of (a) shares of restricted stock and restricted stock units (including earned PSUs) issued pursuant to the 2013 Equity Incentive Plan, and (b) restricted stock units in our Key Executive Stock Deferral Plan. For more information regarding the number of shares of unvested stock and stock units held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(7)

Amounts in this column represent the value of accelerated vesting of unvested options to purchase shares of common stock issued pursuant to the 2013 Equity Incentive Plan that were held by the named executive officer at the end of fiscal 2014. For more information regarding the number of shares underlying unvested options held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(8)	Represents amount of gross severance payments to be reduced to avoid excise taxes which may be payable pursuant to Section 280G of the Internal Revenue Code.

(9)

Amounts in this column represent the gross amount of change in control benefits to be received by the named executive officer, without reflecting any federal and/or state income taxes payable with respect to such amounts.

Treatment of Equity Awards upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement or voluntary departure.

In the case of death or disability, restricted stock awards and options will vest immediately and options would remain exercisable for a period of time, depending on the nature of the event and the plan under which the awards were issued. Under our performance share award program, shares earned would be paid out on a pro rata basis promptly upon death or at the end of the three-year performance period in case of disability.

Under our continued vesting program, employees who retire, including our executive officers, may continue holding and vesting in their stock options if they have held such options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in such options without regard to the 12 month holding requirement. When an individual becomes eligible for continued vesting under this program, all unvested shares of restricted stock becomes fully vested as of such eligibility date. Retirees meeting these qualifications who hold performance share awards will receive a pro rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us.

In any other case, if the employment of an equity award recipient, including an executive officer, is terminated for any reason, all unvested restricted stock, options and performance share awards are forfeited. Vested options remain exercisable for 90 days or until the option expiration date, if earlier.

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 30, 2015. During the fiscal year ended January 31, 2014, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax services as set forth under the caption “Audit Matters” below. Representatives of Deloitte & Touche LLP will be at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2015.

AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of: (i) the integrity of the company’s financial statements, including the financial reporting process, system of internal control over financial reporting and audit process; (ii) the company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the company’s internal audit function and independent registered public accounting firm; and (v) financial reporting risk assessment and mitigation. The Audit Committee’s job is one of oversight and it recognizes that management is responsible for the preparation and certification of the company’s financial statements and that the independent registered public accounting firm is responsible for auditing those financial statements.

The Audit Committee recognizes that financial management, including the internal audit staff, and the independent registered public accounting firm, have more time, knowledge and detailed information about the company than Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The duties and responsibilities of the Audit Committee have been set forth in a written charter. A copy of the current Audit Committee charter is available on the company’s website at www.saic.com by clicking on the links entitled “About” and then “Corporate Governance” and then “Board Committees.” Each Audit Committee member (Robert A. Bedingfield, Thomas F. Frist, III and Steven R. Shane) meets the independence and financial literacy requirements of the SEC and the New York Stock Exchange. In addition, each Audit Committee member qualifies as an audit committee financial expert under SEC rules.

In the course of fulfilling its responsibilities, the Audit Committee has:

•

evaluated the qualifications, performance, compensation and independence of Deloitte & Touche LLP (Deloitte), the company’s independent registered public accounting firm, and preapproved all audit and non-audit services performed by Deloitte;

•

separately met with the internal auditor and Deloitte to discuss any matters that the internal auditor, Deloitte or the Committee believed should be discussed privately without members of management present;

•	reviewed and discussed with management and Deloitte the audited consolidated and combined financial statements for the fiscal year ended January 31, 2014;

•

reviewed and discussed with the internal auditor and management the continuation by the company of internal control over financial reporting following separation from the Former Parent; reviewed and discussed with Deloitte its design and implementation testing procedures of certain key internal controls of the company;

•

reviewed and discussed with management and Deloitte the SEC rules applicable to the company as a newly public company that provide for a transition period before being required to provide a report of management’s assessment regarding internal control over financial reporting or an attestation report of the company’s independent registered public accounting firm on internal control over financial reporting in the company’s Annual Report on Form 10-K;

•	discussed with Deloitte the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards and Rule 2-07 of Regulation S-X (Communications with Audit Committees); and

•	received the written disclosures and the letter required by the applicable PCAOB Standard (Communication with Audit Committees Concerning Independence).

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated and combined financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014 for filing with the SEC.

Robert A. Bedingfield (Chair)

Thomas F. Frist, III

Steven R. Shane

AUDIT MATTERS

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending January 30, 2015. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting, as described above.

Audit and Non-Audit Fees

Aggregate fees billed to SAIC for the fiscal year ended January 31, 2014 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

2014
Audit Fees (1)	$3,075,000
Audit-Related Fees	—
Tax Fees (2)	29,545
All Other Fees	—

Total Fees	$3,104,545

(1)

Audit fees include professional services rendered for the audit of the annual consolidated financial statements and review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including statutory audits and consents related to SEC filings.

(2)

Tax fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign, and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters), assistance with tax examinations, assistance with transfer pricing documentation, assistance with credits and incentives opportunities in various jurisdictions resulting from the company’s operational expansion and services related to the separation transaction.

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible to maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services as necessary between regular meetings of the Audit Committee, provided that any such services so pre-approved shall be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit and Tax Fees set forth above were pre-approved by one of these means.

OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of SAIC common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	6,272,381 shares (1)	12.80%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	2,794,911 shares (2)	5.70%

(1)

These shares are held by Vanguard Fiduciary Trust Company as trustee of the SAIC Retirement Plan. According to a Schedule 13G filed with the SEC by Vanguard on February 11, 2014, subject to ERISA, Vanguard votes these shares as directed by the plan participants and votes all shares as to which no voting instructions are received in the same proportion as shares for which voting instructions are received. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Vanguard disclaims beneficial ownership of all shares held in trust for which it receives voting instructions. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.

(2)

Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on January 30, 2014 in which BlackRock, Inc., a holding company filing on behalf of a number of its subsidiaries, reported that it has sole dispositive power over 2,794,911 shares and sole voting power over 2,630,254 shares.

Stock Ownership of Directors and Officers

The following table sets forth, as of April 9, 2014, the beneficial ownership of our common stock by our directors and the named executive officers, and all of our directors and executive officers as a group. None of these individuals beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.2% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock (1)	Stock units (2)	Option shares and RSUs (3)	Total shares beneficially owned
Directors
Robert A. Bedingfield	2,000	1,114	8,377	11,491
Jere A. Drummond	5,611	15,864	13,373	34,848
Thomas F. Frist, III	87,789	4,381	15,043	107,213
John J. Hamre	702	—	12,318	13,020
Donna S. Morea	—	—	8,377	8,377
Edward J. Sanderson, Jr.	12,659	6,863	13,373	32,895
Steven R. Shane	—	—	8,377	8,377
Named Executive Officers
Anthony J. Moraco	10,377	4,872	97,426	112,675
John R. Hartley	7,282	—	55,397	62,679
Nazzic Keene	2,200	—	24,779	26,979
Thomas G. Baybrook	—	—	56,100	56,100
Brian F. Keenan	10,427	22,394	80,396	113,217
Deborah L. James	—	—	—	—
All directors and executive officers as a group (14 persons)	143,899	55,488	385,942	585,329

(1)

Includes the approximate number of shares allocated to the account of the individual by the trustee of the SAIC Retirement Plan as follows: Mr. Moraco, 1,444 shares; Mr. Hartley, 5,997 shares; Mr. Keenan, 2,445 shares; and all directors and officers as a group, 9,886 shares.

(2)

Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.

(3)	Shares subject to options exercisable or restricted stock units subject to vesting, both within 60 days following April 9, 2014.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Based on such information provided to us, we believe that all reports required by Section 16(a) of the Securities Exchange Act of 1934 to be filed by our directors and executive officers during fiscal 2014 were filed on time, except for one Form 4 for each of Messrs. Baybrook, Hartley, Keenan, Keene, Moraco and Schultz were filed late as a result of an administrative error.

Stockholder Proposals for the 2015 Annual Meeting

Any stockholder proposals intended to be presented at the 2015 annual meeting of stockholders must be received by us no later than December 25, 2014 in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting.

In addition, Sections 2.07 and 3.03 of our bylaws provides that, in order for a stockholder to propose any matter (including nominations for directors) for consideration at the annual meeting (other than by inclusion in the proxy statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, in connection with the 2015 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between February 5, 2015 and March 7, 2015. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later.

Such stockholder’s notice must include certain information about the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Annual Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our annual report without exhibits. Requests should be directed to SAIC, 1710 SAIC Drive, M/S T3-5, McLean, VA 22102, Attention: Corporate Secretary or by calling 1-703-676-5246.

By Order of the Board of Directors

Paul H. Greiner

Corporate Secretary

April 24, 2014

Appendix A

AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

(To be effective subject to stockholder approval as of                     , 2014)

1.	Purpose of this Plan

The purpose of this Amended and Restated 2013 Equity Incentive Plan is to enhance the long-term stockholder value of Science Applications International Corporation and its affiliated companies by offering opportunities to eligible individuals to participate in the growth in value of the equity of Science Applications International Corporation.

2.	Definitions and Rules of Interpretation

2.1    Definitions.

This Plan uses the following defined terms:

(a)        “Administrator” means the Board or the Committee, or any officer or Employee of the Company to whom the Board or the Committee delegates authority to administer this Plan.

(b)        “Affiliate” means a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an “Affiliate” for purposes of this Plan.

(c)       “Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Shares are listed or quoted, applicable to the taking or refraining from taking of any action under this Plan, including the administration of this Plan and the issuance or transfer of Awards or Award Shares.

(d)       “Award” means a Stock Award, SAR, Cash Award, or Option granted in accordance with the terms of this Plan.

(e)       “Award Agreement” means the document, which may be in paper or electronic form, evidencing the grant of an Award and its terms and conditions.

(f)       “Award Shares” means Shares covered by an outstanding Award or purchased under an Award.

(g)       “Awardee” means: (i) a person to whom an Award has been granted, including a holder of a Substitute Award or (ii) a person to whom an Award has been transferred in accordance with all applicable requirements of Sections 6.5, 7(h), 8.1(c), 8.2(d) and 17.

(h)       “Board” means the Board of Directors of the Company.

(i)       “Cash Award” means the right to receive cash as described in Section 8.3.

(j)       “Cause” means employment related dishonesty, fraud, misconduct or disclosure or misuse of confidential information, or other employment related conduct that is likely to cause significant injury to the Company, an Affiliate, or any of their respective employees, officers or directors (including, without limitation, commission of a felony or similar offense), in each case as determined by the Administrator. “Cause” shall not require that a civil judgment or criminal conviction has been entered against or guilty plea shall have been made by the Awardee regarding any of the matters referred to in the previous sentence. Accordingly, the Administrator shall be entitled to determine “Cause” based on the Administrator’s good faith belief. If the Awardee is criminally charged with a felony or similar offense that shall be a sufficient, but not a necessary, basis for such belief.

(k)       “Code” means the Internal Revenue Code of 1986, as amended.

(l)       “Committee” means a committee or subcommittee of the Board of Directors of the Company composed of one or more Company Directors appointed in accordance with the Company’s charter documents and Section 4. As referenced in Section 4.1(a), from time to time throughout this Plan, the term “Committee” is used to refer to both the Board and the Committee.

(m)       “Company” means Science Applications International Corporation, a Delaware corporation, or any successor corporation thereto.

(n)       “Company Director” means a member of the Board.

(o)       “Consultant” means an individual who, or an employee of any entity that, provides bona fide services to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee.

(p)       “Director” means a member of the Board of Directors of the Company or an Affiliate.

(q)       “Divestiture” means any transaction or event that the Board or the Committee specifies as a Divestiture under Section 10.5.

(r)       “Dividend Equivalent Right” means the right of an Awardee, granted at the discretion of the Committee, to receive a credit for the account of such Awardee in an amount equal to the cash dividends paid on one Share for each Share represented by a Stock Award held by such Awardee.

(s)       “Effective Date” means September 27, 2013, the date on which the Company became an independent publicly traded company, or, if later, the date on which the stockholders of the Company approve any amendment to or restatement of the Plan.

(t)       “Employee” means a regular employee of the Company or an Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers. The Company’s or an Affiliate’s classification of an individual as an “Employee” (or as not an “Employee”) for purposes of this Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. An Awardee shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate, or to any successor to the Company or an Affiliate that assumes the Awardee’s Options under Section 10. Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”

(u)       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)       “Executive” means, if the Company has any class of any equity security registered under Section 12 of the Exchange Act, an individual who is subject to Section 16 of the Exchange Act or who is a “covered employee” under Section 162(m) of the Code, in either case because of the individual’s relationship with the Company or an Affiliate. If the Company does not have any class of any equity security registered under Section 12 of the Exchange Act, “Executive” means any (i) Director, (ii) officer elected or appointed by the Board, or (iii) beneficial owner of more than 10% of any class of the Company’s equity securities.

(w)       “Expiration Date” means, with respect to an Award, the date stated in the Award Agreement as the expiration date of the Award or, if no such date is stated in the Award Agreement, then the last day of the exercise period for the Award, disregarding the effect of an Awardee’s Termination or any other event that would shorten that period.

(x)       “Fair Market Value” means the value of a share of the stock of Company as determined under Section 18.2.

(y)       “Fundamental Transaction” means any transaction or event described in Section 10.3.

(z)       “Good Reason” means (i) a material diminution in responsibility or compensation, or (ii) requiring Awardee to work in a location (other than normal business travel) which is more than 50 miles from Awardee’s place of employment before the change so long as not closer to Awardee’s primary residence.

(aa)       “Grant Date” means the date the Administrator approves the grant of an Award. However, if the Administrator specifies that an Award’s Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Award is that future date or the date that the condition is satisfied.

(bb)       “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code and designated as an Incentive Stock Option in the Award Agreement for that Option.

(cc)       “Involuntary Termination” means termination by the Company or an Affiliate, as applicable, without Cause or termination by the Awardee for Good Reason.

(dd)       “Nonstatutory Option” means any Option other than an Incentive Stock Option.

(ee)       “Objectively Determinable Performance Condition” shall mean a performance condition (i) that is established (A) at the time an Award is granted or (B) no later than the earlier of (1) 90 days after the beginning of the period of service to which it relates, or (2) before the elapse of 25% of the period of service to which it relates, (ii) that is uncertain of achievement at the time it is established, and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts. Measures that may be used in Objectively Determinable Performance Conditions may be expressed in absolute terms, in terms of growth or improvement, or relative to the performance of one or more comparable companies or an index covering multiple companies and that relate to any of the following, as it may apply to an individual, one or more Affiliates, business unit(s), divisions or the whole of the Company: revenue; earnings per share; return on assets; return on equity; net order dollars; net profit; operating cash flow; operating income; contract bookings; contract awards; profit before tax;; earnings before interest, depreciation and taxes (EBITDA); return on invested capital; days working capital; total shareholder return; share price growth; free cash flow; return on sales; operating margin; book-to-bill; headcount; employee retention; new hires; backlog; objective customer satisfaction indicators; and efficiency measures, each with respect to the Company and/or an Affiliate or individual business unit.

(ff)       “Officer” means an officer of the Company as defined in Rule 16a-1 adopted under the Exchange Act.

(gg)       “Option” means a right to purchase Shares of the Company granted under this Plan.

(hh)       “Option Price” means the price payable under an Option for Shares, not including any amount payable in respect of withholding or other taxes.

(ii)       “Option Shares” means Shares covered by an outstanding Option or purchased under an Option.

(jj)       “Plan” means this 2013 Equity Incentive Plan, as amended.

(kk)       “Purchase Price” means the price payable under a Stock Award for Shares, not including any amount payable in respect of withholding or other taxes.

(ll)       “Qualified Domestic Relations Order” means a “qualified domestic relations order” as defined in, and otherwise meeting the requirements of, Section 414(p) of the Code, except that reference to a “plan” in that definition shall be to this Plan.

(mm)       “Rule 16b-3” means Rule 16b-3 adopted under Section 16(b) of the Exchange Act.

(nn)       “SAR” or “Stock Appreciation Right” means a right to receive cash and/or Shares based on a change in the Fair Market Value of a specific number of Shares pursuant to an Award Agreement, as described in Section 8.1.

(oo)       “Securities Act” means the Securities Act of 1933, as amended.

(pp)       “Share” means a share of Common Stock of the Company or other securities substituted for Common Stock under Section 10.

(qq)       “Stock Award” means an offer by the Company to sell or issue shares subject to certain restrictions pursuant to the Award Agreement as described in Section 8.2 or, as determined by the Board or Committee, a notional account representing the right to be paid an amount based on Shares. Types of Awards which may be granted as Stock Awards include such awards as are commonly known as restricted stock, deferred stock, restricted stock units, performance shares, phantom stock or similar types of awards as determined by the Administrator.

(rr)       “Substitute Award” means a Substitute Option, Substitute SAR or Substitute Stock Award granted in accordance with the terms of this Plan.

(ss)       “Substitute Option” means an Option granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.

(tt)       “Substitute SAR” means a SAR granted in substitution for, or upon the conversion of, a stock appreciation right granted by another entity with respect to equity securities in the granting entity.

(uu)       “Substitute Stock Award” means a Stock Award granted in substitution for, or upon the conversion of, a stock award granted by another entity to purchase equity securities in the granting entity.

(vv)       “Ten Percent Stockholder” is any person who, directly or by attribution under Section 424(d) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate on the Grant Date.

(ww)       “Termination” means that the Awardee has ceased to be, with or without any cause or reason, an Employee, Director or Consultant. However, unless so determined by the Administrator, or otherwise provided in this Plan, “Termination” shall not include a change in status from an Employee, Consultant or Director to another such status. An event that causes an Affiliate to cease being an Affiliate shall be treated as the “Termination” of that Affiliate’s Employees, Directors, and Consultants.

2.2    Rules of Interpretation. Any reference to a “Section,” without more, is to a Section of this Plan. Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Effective Date and including any successor provisions.

3.	Shares Subject to This Plan; Term of This Plan

3.1    Number of Award Shares. The Shares issuable under this Plan shall be authorized but unissued or reacquired Shares, including Shares repurchased by the Company on the open market. Subject to adjustment pursuant to Section 10.2, the number of Shares available for issuance as of the Effective Date over the term of this Plan shall be 8,450,000. Except as required by Applicable Law, Shares subject to an outstanding Award shall not reduce the number of Shares available for issuance under this Plan until the earlier of the date such Shares are vested pursuant to the terms of the applicable Award or the actual date of delivery of the Shares to the Awardee. Those Shares (i) that are issued under the Plan that are forfeited or repurchased by the Company at the original purchase price or less or that are issuable upon exercise of awards granted under the Plan that expire or become unexercisable for any reason after their Grant Date without having been exercised in full, (ii) that are withheld from an Option or Stock Award pursuant to a Company-approved “net exercise” provision or (iii) that are not delivered to or are Award Shares surrendered by a holder in consideration for applicable tax withholding will continue to be available for issuance under this Plan. Award Shares settled in cash will continue to be available for issuance under this Plan. Shares issued in settlement of any Dividend Equivalent Rights shall be applied against the number of Shares available for Awards. Shares subject to Substitute Awards and available under a stockholder-approved equity plan of an acquired company shall not be applied against the number of Shares available for Awards.

3.2    Source of Shares. Award Shares may be: (a) Shares that have never been issued, (b) Shares that have been issued but are no longer outstanding, or (c) Shares that are outstanding and are acquired to discharge the Company’s obligation to deliver Award Shares.

3.3    Term of this Plan.

(a)       This Plan shall become effective on the Effective Date (with any amendments to the Plan being effective on and after the date thereof), and Awards may be granted under this Plan on and after, the Effective Date.

(b)       Subject to the provisions of Section 14, Awards may be granted under this Plan until the tenth anniversary of the Effective Date.

4.	Administration

4.1    General.

(a)       The Board shall have ultimate responsibility for administering this Plan. To the extent permitted by Applicable Law, the Board may delegate certain of its responsibilities to a Committee. In addition, to the extent permitted by Applicable Law, the Board or the Committee may further delegate its responsibilities to any Employee of the Company or any Affiliate. Where this Plan specifies that an action must be taken or a determination made by the Committee, only the Board or the Committee may take that action or make that determination; provided that Section 5.2 includes reference to actions that only the Committee may perform. Where this Plan references the “Administrator,” the action may be taken or determination made by the Board, the Committee, or other administrator to whom the Board or Committee has delegated specified powers, including those powers set forth in Section 4.2. However, only the Board or a Committee consisting solely of independent directors as defined in the Company’s Corporate Governance Guidelines may approve grants of Awards to Executives, and an Administrator other than the Board or the Committee may grant Awards only within the guidelines established by the Board or Committee. Moreover, all actions and determinations by any Administrator are subject to the provisions of this Plan.

(b)       So long as the Company has registered and outstanding a class of equity securities under Section 12 of the Exchange Act and to the extent necessary or helpful to comply with Applicable Law with respect to officers subject to Section 16 of the Exchange Act and/or others, a Committee shall consist of two or more Company Directors who are “Non-Employee Directors” as defined in Rule 16b-3 and who are “outside directors” as defined in Section 162(m) of the Code.

4.2    Authority of the Board or the Committee. Subject to the other provisions of this Plan, the Board or the Committee shall have the authority to:

(a)       grant Awards, including Substitute Awards;

(b)       determine the Fair Market Value of Shares;

(c)       determine the Option Price and the Purchase Price of Awards;

(d)       select the Awardees;

(e)       determine the times Awards are granted;

(f)       determine the number of Shares subject to each Award;

(g)       determine the type of Shares subject to each Award;

(h)       determine the methods of payment that may be used to purchase Award Shares;

(i)       determine the methods of payment that may be used to satisfy withholding tax obligations;

(j)       determine the other terms of each Award, including but not limited to the time or times at which Awards may be exercised, whether and under what conditions an Award is assignable, whether an Option is a Nonstatutory Option or an Incentive Stock Option and automatic cancellation of the Award if certain objective requirements determined by the Administration are not met;

(k)       modify or amend any Award;

(l)       authorize any person to sign any Award Agreement or other document related to this Plan on behalf of the Company;

(m)       determine the form of any Award Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;

(n)       interpret this Plan and any Award Agreement or document related to this Plan;

(o)       correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any Award Agreement or any other document related to this Plan;

(p)       adopt, amend, and revoke rules and regulations under this Plan, including rules and regulations relating to sub-plans and Plan addenda;

(q)       adopt, amend, and revoke special rules and procedures which may be inconsistent with the terms of this Plan, set forth (if the Administrator so chooses) in sub-plans regarding (for example) the operation and administration of this Plan and the terms of Awards, if and to the extent necessary or useful to accommodate non-U.S. Applicable Laws and practices as they apply to Awards and Award Shares held by, or granted or issued to, persons working or resident outside of the United States or employed by Affiliates incorporated outside the United States;

(r)       determine whether a transaction or event should be treated as a Divestiture;

(s)       determine the effect of a Fundamental Transaction and, if the Board determines that a transaction or event should be treated as a Divestiture, then the effect of that Divestiture;

(t)       appoint such additional administrators as are necessary to perform various administrative acts and determine the duties of such administrators; and

(u)       make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.

4.3    Scope of Discretion. Subject to the provisions of this Section 4.3, on all matters for which this Plan confers the authority, right or power on the Board, the Committee, or other Administrator to make decisions, that body may make those decisions in its sole and absolute discretion. Those decisions will be final, binding and conclusive. In making its decisions, the Board, Committee or other Administrator need not treat all persons eligible to receive Awards, all Awardees, all Awards or all Award Shares the same way. Notwithstanding anything herein to the contrary, and except as provided in Section 14.2, the discretion of the Board, Committee or other Administrator is subject to the specific provisions and specific limitations of this Plan, as well as all rights conferred on specific Awardees by Award Agreements and other agreements.

5.	Persons Eligible to Receive Awards

5.1    Eligible Individuals. Awards (including Substitute Awards) may be granted to, and only to, Employees, Directors and Consultants, including to prospective Employees, Directors and Consultants conditioned on the beginning of their service for the Company or an Affiliate. However, Incentive Stock Options may only be granted to Employees, as provided in Section 7(g).

5.2    Section 162(m) Limitation.

(a)       Options and SARs. Subject to the provisions of this Section 5.2, for so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code: (i) no Employee may be granted within any fiscal year of the Company under this Plan Options to purchase, and SARs to receive compensation calculated with reference to, more than an aggregate of 425,000 Shares, subject to adjustment pursuant to Section 10 and considered without regard to any number of Stock Awards or the dollar amount of any Cash Awards that may have been granted or awarded to such Employee during the applicable fiscal year, and (ii) with respect to any Option or SAR that is granted with the intent of having it qualify as “qualified performance-based compensation” under Code Section 162(m), Options and SARs may be granted to an Executive only by the Committee (and, notwithstanding anything to the contrary in Section 4.1(a), not by the Board). If an Option or SAR is cancelled without being exercised, that cancelled Option or SAR shall continue to be counted against the limit on Awards that may be granted to any individual under this Section 5.2(a).

(b)       Cash Awards and Other Stock Awards. Subject to the provisions of this Section 5.2, so long as the Company is a “publicly held corporation” within the meaning of Code Section 162(m), with respect to any Stock Award or Cash Award that is granted with the intent of having it qualify as “qualified performance-based compensation” under Code Section 162(m): (i) no Employee may be granted one or more Stock Awards within any single fiscal year of the Company to purchase more than 285,000 Shares, subject to adjustment pursuant to Section 10 and considered without regard to any number of Option or SAR Shares or the dollar amount of any Cash Awards that may have been granted or awarded to such Employee during the applicable fiscal year, and (ii) no Employee may be granted one or more Cash Awards within a single fiscal year of the Company having an aggregate amount of more than $5,000,000, considered without regard to any number of Options, SARs or Stock Awards that may have been granted or awarded to such Employee during the applicable fiscal year. With respect to any Stock Award or Cash Award that is granted with the intent of having it qualify as “qualified performance-based compensation” under Code Section 162(m), such Awards may be granted to an Executive only by the Committee (and, notwithstanding anything to the contrary in Section 4.1(a), not by the Board).

(c)       Any Cash Award or Stock Award intended as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must be awarded, vest or become exercisable contingent on the achievement of one or more Objectively Determinable Performance Conditions. The terms of Objectively Determinable Performance Conditions established at the time of grant may provide for exclusion of the impact of an event or occurrence that the Committee determines should appropriately be excluded. The Committee shall have the discretion to determine the time and manner of compliance with Section 162(m) of the Code.

(d)       Nothing in this Section 5.2 shall prevent the Committee from making any type of Award authorized for grant under this Plan outside of this Plan. In addition, nothing in this Section 5.2 shall prevent the Committee from granting Awards under this Plan that are not intended to qualify as “qualified performance-based compensation” under Code Section 162(m).

(e)       Notwithstanding satisfaction, achievement or completion of any Objectively Determinable Performance Conditions, that may be specified at the time of grant of an Award to a “covered employee” within the meaning of Section 162(m) of the Code, the number of Awards, Shares, or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Objectively Determinable Performance Condition(s) may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

5.3    Limits on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any non-employee Director during any single calendar year (excluding Awards made at the election of the non-employee Director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $500,000.

6.	Terms and Conditions of Options

Options will be evidenced by an Award Agreement. In addition, the following rules apply to all Options:

6.1    Price. No Option (other than Substitute Options) may have an Option Price less than the Fair Market Value of the underlying Share on the Grant Date.

6.2    Term. No Option shall be exercisable after its Expiration Date. No Option may have an Expiration Date that is more than ten years after its Grant Date. Additional provisions regarding the term of Incentive Stock Options are provided in Sections 7(a) and 7(e).

6.3    Vesting. Options shall be exercisable: (a) on the Grant Date, or (b) in accordance with a schedule related to the Grant Date, the date the Awardee’s directorship, employment or consultancy begins, or a different date specified in the Award Agreement. Additional provisions regarding the vesting of Incentive Stock Options are provided in Section 7(c). No Option granted to an individual who is subject to the overtime pay provisions of the Fair Labor Standards Act may be exercised before the expiration of six months after the Grant Date.

6.4    Form and Method of Payment. In accordance with Section 4.2, the Administrator shall have the authority to determine the acceptable form and method of payment for exercising an Option. Acceptable forms of payment that the Administrator may permit with respect to the exercise of Options include:

(a)       cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans;

(b)       other shares of stock of the Company, or the designation of other shares of stock of the Company, which have a Fair Market Value on the date of surrender greater than or equal to the Option Price of the Shares as to which the Option is being exercised;

(c)       provided that a public market exists for the Common Stock, consideration received by the Company under a procedure under which a licensed broker-dealer advances funds on behalf of an Awardee or sells shares of Common Stock issued upon conversion of the Option Shares on behalf of an Awardee (a “Cashless Exercise Procedure”), provided that if the Company extends or arranges for the extension of credit to an Awardee under any Cashless Exercise Procedure, no Officer or Director may participate in that Cashless Exercise Procedure;

(d)       cancellation of any debt owed by the Company or any Affiliate to the Awardee by the Company (including, without limitation, waiver of compensation due or accrued for services previously rendered to the Company);

(e)       payment pursuant to any “cashless net exercise” procedures approved by the Committee; provided that the difference between the full number of Shares covered by the exercised portion of the Award and the number of Shares actually delivered shall be restored to the amount of Shares reserved for issuance under Section 3.1; and

(f)       any combination of the methods of payment permitted by any paragraph of this Section 6.4.

The Committee may also permit any other form or method of payment for Option Shares permitted by Applicable Law. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

6.5    Nonassignability of Options. Except as otherwise determined by the Administrator and subject to Section 17, no Option shall be assignable or otherwise transferable by the Awardee. Incentive Stock Options may only be assigned in compliance with Section 7(h).

6.6    Substitute Options. The Committee may cause the Company to grant Substitute Options in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Any such substitution shall be effective on the effective date of the acquisition. Substitute Options may be Nonstatutory Options or Incentive Stock Options. Unless and to the extent specified otherwise by the Committee, Substitute Options shall have the same terms and conditions as the options they replace, except that (subject to the provisions of Section 10) Substitute Options shall be Options to purchase Shares rather than equity securities of the granting entity, shall have an Option Price determined by the Committee and shall be on terms that, as determined by the Committee in its sole and absolute discretion, properly reflect the substitution.

6.7    No Repricing. The Committee may not reprice, reduce the exercise price of or make similar adjustments with the effect of lowering the exercise price of Options previously granted under the Plan, including through a cancellation and grant of any new Award or payment of cash, without the approval of the Company’s stockholders other than in connection with a change in the Company’s capitalization pursuant to Section 10 of the Plan.

7.	Incentive Stock Options

The following rules apply only to Incentive Stock Options and only to the extent these rules are more restrictive than the rules that would otherwise apply under this Plan. With the consent of the Awardee, or where this Plan provides that an action may be taken notwithstanding any other provision of this Plan, the Administrator may deviate from the requirements of this Section, notwithstanding that any Incentive Stock Option modified by the Administrator will thereafter be treated as a Nonstatutory Option.

(a)       The Expiration Date of an Incentive Stock Option shall not be later than ten years from its Grant Date, with the result that no Incentive Stock Option may be exercised after the expiration of ten years from its Grant Date.

(b)       No Incentive Stock Option may be granted after the tenth anniversary of the Effective Date (or such earlier date as required by the Code).

(c)       Options intended to be incentive stock options under Section 422 of the Code that are granted to any single Awardee under all incentive stock option plans of the Company and its Affiliates, including incentive stock options granted under this Plan, may not vest at a rate of more than $100,000 in Fair Market Value of stock (measured on the grant dates of the options) during any calendar year. For this purpose, an option vests with respect to a given share of stock the first time its holder may purchase that share, notwithstanding any right of the Company to repurchase that share. Unless the administrator of that option plan specifies otherwise in the related agreement governing the option, this vesting limitation shall be applied by, to the extent necessary to satisfy this $100,000 rule, treating certain stock options that were intended to be incentive stock options under Section 422 of the Code as Nonstatutory Options. The stock options or portions of stock options to be reclassified as Nonstatutory Options are those with the highest option prices, whether granted under this Plan or any other equity compensation plan of the Company or any Affiliate that permits that treatment. This Section 7(c) shall not cause an Incentive Stock Option to vest before its original vesting date or cause an Incentive Stock Option that has already vested to cease to be vested.

(d)       In order for an Incentive Stock Option to be exercised for any form of payment other than those described in Section 6.4(a), that right must be stated at the time of grant in the Award Agreement relating to that Incentive Stock Option.

(e)       Any Incentive Stock Option granted to a Ten Percent Stockholder, must have an Expiration Date that is not later than five years from its Grant Date, with the result that no such Option may be exercised after the expiration of five years from the Grant Date.

(f)       The Option Price of an Incentive Stock Option shall never be less than the Fair Market Value of the Shares at the Grant Date. The Option Price for the Shares covered by an Incentive Stock Option granted to a Ten Percent Stockholder shall never be less than 110% of the Fair Market Value of the Shares at the Grant Date.

(g)       Incentive Stock Options may be granted only to Employees. If an Awardee changes status from an Employee to a Consultant, that Awardee’s Incentive Stock Options become Nonstatutory Options if not exercised within the time period described in Section 7(i) (determined by treating that change in status as a Termination solely for purposes of this Section 7(g)).

(h)       No rights under an Incentive Stock Option may be transferred by the Awardee, other than by will or the laws of descent and distribution. During the life of the Awardee, an Incentive Stock Option may be exercised only by the Awardee. The Company’s compliance with a Qualified Domestic Relations Order, or the exercise of an Incentive Stock Option by a guardian or conservator appointed to act for the Awardee, shall not violate this Section 7(h).

(i)       An Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, and is not exercised within, the three-month period beginning with the Awardee’s Termination for any reason other than the Awardee’s death or disability (as defined in Section 22(e) of the Code). In the case of Termination due to death, an Incentive Stock Option shall continue to be treated as an Incentive Stock Option if it remains exercisable after, and is not exercised within, the three month period after the Awardee’s Termination provided it is exercised before the Expiration Date. In the case of Termination due to disability, an Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, and is not exercised within, one year after the Awardee’s Termination.

(j)       An Incentive Stock Option may only be modified by the Committee.

8.	Stock Appreciation Rights, Stock Awards and Cash Awards

8.1    Stock Appreciation Rights. The following rules apply to SARs:

(a)       General. SARs may be granted either alone, in addition to, or in tandem with other Awards granted under this Plan. The Administrator may grant SARs to eligible participants subject to terms and conditions not inconsistent with this Plan and determined by the Administrator. The specific terms and conditions applicable to the Awardee shall be provided for in the Award Agreement. SARs shall be exercisable, in whole or in part, at such times as the Administrator shall specify in the Award Agreement. The grant or vesting of a SAR may be made contingent on the achievement of Objectively Determinable Performance Conditions. The Expiration Date of an SAR shall not be later than ten years from its Grant Date, with the result that no SAR may be exercised after the expiration of ten years from its Grant Date

(b)       Exercise of SARs. Upon the exercise of an SAR, in whole or in part, an Awardee shall be entitled to a payment in an amount equal to the excess of the Fair Market Value of a fixed number of Shares covered by the exercised portion of the SAR on the date of exercise, over the Fair Market Value of the Shares covered by the exercised portion of the SAR on the Grant Date. The amount due to the Awardee upon the exercise of a SAR shall be paid in cash, Shares or a combination thereof as, and over the period or periods, specified in the Award Agreement. An Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a SAR, on an aggregate basis or as to any Awardee. Subject to Section 9.2, a SAR shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Award Agreement from the person entitled to exercise the SAR. If a SAR has been granted in tandem with an Option, upon the exercise of the SAR, the number of Shares that may be purchased pursuant to the Option shall be reduced by the number of Shares with respect to which the SAR is exercised.

(c)       Nonassignability of SARs. Except as determined by the Administrator and subject to Section 17, no SAR shall be assignable or otherwise transferable by the Awardee.

(d)       Substitute SARs. The Committee may cause the Company to grant Substitute SARs in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Any such substitution shall be effective on the effective date of the acquisition. Unless and to the extent specified otherwise by the Committee, Substitute SARs shall have the same terms and conditions as the SARs they replace, except that (subject to the provisions of Section 10) Substitute SARs shall be exercisable for Shares rather than equity securities of the granting entity and shall be on terms that, as determined by the Committee in its sole and absolute discretion, properly reflects the substitution.

(e)       No Repricing. The Committee may not reprice, reduce the exercise price of or make similar adjustments with the effect of lowering the exercise price of SARs previously granted under the Plan, including through the cancellation and grant of any new Award or payment of cash, without the approval of the Company’s stockholders other than in connection with a change in the Company’s capitalization pursuant to Section 10 of the Plan.

8.2    Stock Awards. The following rules apply to all Stock Awards:

(a)       General. The specific terms and conditions of a Stock Award applicable to the Awardee may be provided for in the Award Agreement. The Award Agreement shall state the number of Shares that the Awardee shall be entitled to receive or purchase, the terms and conditions on which the Shares shall vest (Stock Awards may be made in fully vested Shares when appropriate in the discretion of the Administrator), the price to be paid, whether Shares are to be delivered at the time of grant or at some deferred date specified in the Award Agreement, whether the Award is payable solely in Shares, cash or either and, if applicable, the manner in which the Award Agreement is to be accepted or acknowledged by the Awardee. The Administrator may require that all Shares subject to a right of repurchase or risk of forfeiture be held in escrow until such repurchase right or risk of forfeiture lapses. The grant or vesting of a Stock Award may be made contingent on the achievement of Objectively Determinable Performance Conditions.

(b)       Right of Repurchase. If so provided in the Award Agreement, Award Shares acquired pursuant to a Stock Award may be subject to repurchase by the Company or an Affiliate if not vested in accordance with the Award Agreement.

(c)       Form of Payment. The Administrator shall determine the acceptable form and method of payment for exercising a Stock Award, which may include any or all of the forms of payment set forth in Section 6.4.

(d)       Dividend Equivalent Rights. The Committee, in its discretion, may provide in the Award Agreement evidencing any Stock Award that the Awardee shall be entitled to Dividend Equivalent Rights, which may be settled in the form of cash, Shares or a combination of both. Dividend Equivalent Rights will not be permitted on appreciation awards (e.g., SARs and Options), and will not be paid out on unearned performance awards.

(e)       Nonassignability of Stock Awards. Except as otherwise determined by the Administrator and subject to Section 17, no Stock Award subject by its terms to any conditions or restrictions on the issuance or ownership rights of Shares pursuant to such Award, including without limitation any vesting or similar conditions or any deferral elections, shall be assignable or otherwise transferable by the Awardee.

(f)       Substitute Stock Award. The Committee may cause the Company to grant Substitute Stock Awards in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Unless and to the extent specified otherwise by the Committee, Substitute Stock Awards shall have the same terms and conditions as the stock awards they replace, except that (subject to the provisions of Section 10) Substitute Stock Awards shall be Stock Awards to purchase Shares rather than equity securities of the granting entity and shall have a Purchase Price and other terms that, as determined by the Committee in its sole and absolute discretion, properly reflects the substitution. Any such Substitute Stock Award shall be effective on the effective date of the acquisition.

(g)       Forfeiture and Repurchase Rights.

(i)       General. In the event of the Awardee’s termination, any unvested Award Shares and Stock Awards shall be forfeited, or if the Awardee paid a purchase price to acquire the Stock Award, the Company shall have the right, during the seven months after the Awardee’s Termination, to repurchase any or all of the Award Shares that were outstanding and unvested as of the date of that Termination. The repurchase price shall be determined by the Administrator in accordance with this Section 8.2(g) which shall be either (i) the Purchase Price for the Award Shares (minus the amount of any cash dividends paid or payable with respect to the Award Shares for which the record date precedes the repurchase) or (ii) the lower of (A) the Purchase Price for the Shares or (B) the Fair Market Value of those Award Shares as of the date of the Termination. The repurchase price shall be paid in cash. The Company may assign this right of repurchase.

(ii)       Procedure. The Company or its assignee may choose to give the Awardee a written notice of exercise of its repurchase rights under this Section 8.2(g). However, the Company’s failure to give such a notice shall not affect its rights to repurchase Award Shares. The Company must, however, tender the repurchase price during the period specified in this Section 8.2(f) for exercising its repurchase rights in order to exercise such rights.

8.3    Cash Awards. Cash Awards may be granted either alone, in addition to, or in tandem with other Awards granted under this Plan. After the Administrator determines that it will offer a Cash Award, it shall advise the Awardee, by means of an Award Agreement or otherwise, of the terms, conditions and restrictions related to the Cash Award. The grant or vesting of a Cash Award may be made contingent on the achievement of Objectively Determinable Performance Conditions.

9.	Exercise of Awards

9.1    In General. An Award shall be exercisable in accordance with this Plan and the Award Agreement under which it is granted.

9.2    Time of Exercise. Options and Stock Awards shall be considered exercised when the Company or its designee receives: (a) written (including electronically pursuant to Section 18.4 below) notice of exercise from the person entitled to exercise the Option or Stock Award, (b) full payment, or provision for payment, in a form and method approved by the Administrator, for the Shares for which the Option or Stock Award is being exercised, and (c) with respect to any Award the exercise of which triggers any withholding obligation, payment, or provision for payment, in a form and method approved by the Administrator, of all applicable withholding and similar taxes and/or (if applicable) transaction costs due upon exercise. An Award may not be exercised for a fraction of a Share. SARs shall be considered exercised when the Company receives written notice of the exercise from the person entitled to exercise the SAR.

9.3    Issuance of Award Shares. Subject to Sections 12.1 and 13, the Company shall issue Award Shares in the name of the Awardee (or to such other person as to whom the Award Shares may be appropriately and legally issued under procedures and rules, if any, established from time to time by the Administrator). The Company shall endeavor to issue Award Shares promptly after an Award is exercised or after the Grant Date or settlement date of a Stock Award, as applicable. Until Award Shares are actually issued, as evidenced by the appropriate entry on the stock register of the

Company or its transfer agent, the Awardee will not have the rights of a stockholder with respect to those Award Shares, even though the Awardee has completed all the steps necessary to exercise the Award. No adjustment shall be made for any dividend, distribution, or other right for which the record date precedes the date the Award Shares are issued, except as provided in Section 10 or in the Award Agreement.

9.4    Termination.

(a)       In General. Except as provided in an Award Agreement or in writing by the Administrator, including in an Award Agreement, and as otherwise provided in Sections 9.4(b), (c), (d) and (e) after an Awardee’s Termination for other than Cause, the Awardee’s Awards shall be exercisable to the extent (but only to the extent) they are vested on the date of that Termination and only during the ninety (90) days after the Termination, but in no event after the Expiration Date. Unless otherwise provided in the Award Agreement, in the event of termination for Cause the Award may not be exercised after the date of Termination. To the extent the Awardee does not exercise an Award within the time specified for exercise, the Award shall automatically terminate.

(b)       Leaves of Absence. If an Awardee is an employee of the Company or an Affiliate and is on a leave of absence pursuant to the terms of the Company’s Administrative Policy No. SH-1 “Working Hours and Absences” or similar policy maintained by an Affiliate, as such policies may be revised or replaced from time to time, the Awardee shall not, during the period of such absence be deemed, by virtue of such absence alone, to have terminated the Awardee’s employment. The Awardee shall continue to vest in the Award during any approved medical or military leave of absence. Medical leave shall include family or medical leaves, workers’ compensation leave, or pregnancy disability leave. For all other leaves of absence, the Award will fully vest only during active employment and shall not vest during a leave of absence, unless required under local law. However, if an Awardee returns to active employment with the Company or an Affiliate following such a leave, the Award will be construed to vest as if there had been no break in active employment. During any leave of absence, an Awardee shall have the right to exercise the vested portion of the Award.

(c)       Death or Disability. Unless otherwise provided in the Award Agreement or determined by the Administrator, if an Awardee’s Termination is due to death or disability (as determined by the Administrator with respect to all Awards other than Incentive Stock Options and as defined by Section 22(e) of the Code with respect to Incentive Stock Options), the unvested portion of all Awards of that Awardee shall be accelerated and become fully exercisable upon the Termination, and all Awards of the Awardee shall be exercisable until the Expiration Date. In the case of Termination due to death, an Award may be exercised as provided in Section 17. In the case of Termination due to disability, if a guardian or conservator has been appointed to act for the Awardee and been granted this authority as part of that appointment, that guardian or conservator may exercise the Award on behalf of the Awardee. Unless otherwise provided in the Award Agreement, death or disability occurring after an Awardee’s Termination shall not cause the Termination to be treated as having occurred due to death or disability. To the extent an Award is not so exercised within the time specified for its exercise, the Award shall automatically terminate.

(d)       Divestiture. If an Awardee’s Termination is due to a Divestiture, the Committee may take any one or more of the actions described in Section 10.3 with respect to the Awardee’s Awards.

(e)       Administrator Discretion. Notwithstanding the provisions of Section 9.4 (a)-(d), the Administrator shall have complete discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to:

(i)       Extend the period of time for which the Award is to remain exercisable, following the Awardee’s Termination, from the limited exercise period otherwise in effect for that Award to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the Expiration Date; and/or

(ii)       Permit the Award to be exercised, during the applicable post-Termination exercise period, not only with respect to the number of vested Shares for which such Award may be exercisable at the time of the Awardee’s Termination but also with respect to one or more additional installments in which the Awardee would have vested had the Awardee not been subject to Termination.

(f)       Consulting or Employment Relationship. Nothing in this Plan or in any Award Agreement, and no Award or the fact that Award Shares remain subject to repurchase rights or risk of forfeiture, shall: (A) interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of any Awardee at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment, (B) confer upon any employee any right to continue in the employ of, or affiliation with, the Company or a Subsidiary nor constitute any promise or commitment by the Company or a Subsidiary regarding future positions, future work assignments, future compensation or any other term or condition of employment or affiliation or (C) interfere with the application of any provision in any of the Company’s or any Affiliate’s charter documents or Applicable Law relating to the election, appointment, term of office, or removal of a Director.

10.	Certain Transactions and Events

10.1    In General. Except as provided in this Section 10, no change in the capital structure of the Company, merger, sale or other disposition of assets or of a subsidiary, change in control, issuance by the Company of shares of any class of securities or securities convertible into shares of any class of securities, exchange or conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 10.

10.2    Changes in Capital Structure. In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, extraordinary cash dividend or similar change to the capital structure of the Company (not including a Fundamental Transaction), the Committee shall make such adjustments as it concludes are appropriate in order to preserve the proportionate value of Awards before and after the change in capital structure of the Company to: (a) the number and type of Awards and Award Shares that may be granted under this Plan, including (without limitation) to the number of Shares available for issuance over the term of this Plan as set forth in Section 3.1 above, (b) the number and type of Options, SARs and Stock Awards that may be granted to any individual under this Plan, (c) the terms of any SAR, (d) the Purchase Price and repurchase price of any Stock Award or other Award Shares, (e) the Option Price and number and class of securities issuable under each outstanding Option, and (f) the repurchase price of any securities substituted for Award Shares that are subject to repurchase rights. The specific adjustments shall be determined by the Committee. Unless the Committee specifies otherwise, any securities issuable as a result of any such adjustment shall be rounded down to the next lower whole security. The Committee need not adopt the same rules for each Award or each Awardee.

10.3    Fundamental Transactions. In the event of the consummation of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption shall be binding on all participants), (b) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (c) the sale of all or substantially all of the assets of the Company, or (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction (each, a “Fundamental Transaction”), any or all outstanding Options, SARs and Stock Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement shall be binding on all participants under this Plan. In the alternative, the successor corporation may substitute equivalent Options, SARs and Stock Awards or provide substantially similar consideration to participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares held by the participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the participant. In the event such successor corporation (if any) does not assume or substitute Options, SARs and Stock Awards, as provided above, pursuant to a transaction described in this Subsection 10.3, the vesting with respect to such Awards shall fully and immediately accelerate or the repurchase rights of the Company shall fully and immediately terminate, as the case may be, so that the Awards may be exercised or the repurchase rights shall terminate before, or otherwise in connection with the closing or completion of the Fundamental Transaction or event and the Award shall then terminate. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, provide that the vesting of any or all Award Shares subject to vesting or right of repurchase shall accelerate or lapse, as the case may be, upon a transaction described in this Section 10.3. If the Committee exercises such discretion with respect to Options, such Options shall become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the Fundamental Transaction, the Committee may specify that they terminate at such time as determined by the Committee. Subject to any greater rights granted to participants under the foregoing provisions of this Section 10.3, in the event of the occurrence of any Fundamental Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation or sale of assets.

10.4    Additional Rules and Benefits related to Fundamental Transactions. The Committee need not adopt the same rules for each Award or each Awardee. Notwithstanding anything in this Plan to the contrary, in the event of an Involuntary Termination of services for any reason other than death, disability or Cause, within 18 months following the consummation of a Fundamental Transaction, any Options, SARs and Stock Awards assumed or substituted in a Fundamental Transaction, which are subject to vesting conditions and/or the right of repurchase in favor of the Company or a successor entity, shall fully accelerate for vesting so that such Award Shares are immediately exercisable upon Termination or, if subject to the right of repurchase in favor of the Company, such repurchase rights shall lapse as of the date of Termination. Any such Awards having an exercisability feature shall be exercisable for a period of six months following Termination.

10.5    Divestiture. If the Company or an Affiliate sells or otherwise transfers equity securities of an Affiliate to a person or entity other than the Company or an Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Committee may specify that such transaction or event constitutes a “Divestiture”. In connection with a Divestiture, notwithstanding any other provision of this Plan, the Committee may, but need not, take one or more of the actions described in Section 10.3 or 10.4 with respect to Awards or Award Shares held by, for example, Employees, Directors or Consultants for whom that transaction or event results in a Termination. The Committee need not adopt the same rules for each Award or Awardee.

10.6    Dissolution. If the Company adopts a plan of dissolution, the Committee may cause Awards to be fully vested and exercisable (but not after their Expiration Date) before the dissolution is completed but contingent on its completion and may cause the Company’s repurchase rights on Award Shares to lapse upon completion of the dissolution. The Committee need not adopt the same rules for each Award or each Awardee. Notwithstanding anything herein to the contrary, in the event of a dissolution of the Company, to the extent not exercised before the earlier of the completion of the dissolution or their Expiration Date, Awards shall terminate immediately prior to the dissolution.

10.7    Cut-Back to Preserve Benefits. If the Administrator determines that the net after-tax amount to be realized by any Awardee, taking into account any accelerated vesting, termination of repurchase rights, or cash payments to that Awardee in connection with any transaction or event set forth in this Section 10 would be greater if one or more of those steps were not taken or payments were not made with respect to that Awardee’s Awards or Award Shares, then, at the election of the Awardee, to such extent, one or more of those steps shall not be taken and payments shall not be made.

11.	Grants to Non-Employee Directors

11.1    Certain Transactions and Events.

(a)       In the event of a Fundamental Transaction while the Awardee remains a non-Employee Director, the Shares at the time subject to each outstanding Award held by such Awardee pursuant to this Plan, but not otherwise vested, shall automatically vest in full and become exercisable for all Shares as fully vested Shares and all repurchase rights shall automatically terminate in full immediately prior to the effective date of the Fundamental Transaction. Immediately following the consummation of the Fundamental Transaction, each Award shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or Affiliate thereof).

(b)       Each Award which is assumed in connection with a Fundamental Transaction shall be appropriately adjusted, immediately after such Fundamental Transaction, to apply to the number and class of securities which would have been issuable to the Awardee in consummation of such Fundamental Transaction had the Award been exercised immediately prior to such Fundamental Transaction. Appropriate adjustments shall also be made to the Option Price or Purchase Price payable per share under each outstanding Award, provided the aggregate Option Price or Purchase Price payable for such securities shall remain the same. To the extent the actual holders of the Company’s outstanding Shares receive cash consideration for their Shares in consummation of the Fundamental Transaction, the successor corporation may, in connection with the assumption of the outstanding Awards granted to non-Employee Directors under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Share in such Fundamental Transaction.

12.	Withholding and Tax Reporting

12.1    Tax Withholding Alternatives.

(a)       General. Whenever Awards are granted or exercised, or Award Shares are issued or become free of restrictions, as applicable, the Company may require the Awardee to remit to the Company an amount sufficient to satisfy any applicable tax withholding requirement, whether the related tax is imposed on the Awardee or the Company. The Company shall have no obligation to deliver Award Shares or release Award Shares from an escrow or permit a transfer of Award Shares until the Awardee has satisfied those tax withholding obligations. Whenever payment in satisfaction of Awards is made in cash, the payment will be reduced by an amount sufficient to satisfy all tax withholding requirements.

(b)       Method of Payment. The Awardee shall pay any required withholding using such forms of consideration as are described in Section 6.4 and determined appropriate by the Administrator. The Administrator, in its sole discretion, may also permit Award Shares to be withheld or surrendered to pay required withholding or for required withholding to be paid through payroll deductions. If the Administrator permits Award Shares to be withheld or surrendered, the Fair Market Value of the Award Shares withheld or surrendered, as determined as of the date of withholding, shall not exceed the amount determined by the applicable minimum statutory withholding rates to the extent the Administrator determines such limit is necessary or advisable in light of generally accepted accounting principles.

12.2    Reporting of Dispositions. Any holder of Option Shares acquired under an Incentive Stock Option shall promptly notify the Administrator, following such procedures as the Administrator may require, of the sale or other disposition of any of those Option Shares if the disposition occurs during: (a) the longer of two years after the Grant Date of the Incentive Stock Option and one year after the date the Incentive Stock Option was exercised, or (b) such other period as the Administrator has established.

13.	Compliance With Law

The grant of Awards and the issuance and subsequent transfer of Award Shares shall be subject to compliance with all Applicable Law, including all applicable securities laws. Awards may not be exercised, and Award Shares may not be transferred, in violation of Applicable Law. Thus, for example, Awards may not be exercised unless: (a) a registration statement under the Securities Act is then in effect with respect to the related Award Shares, or (b) in the opinion of legal counsel to the Company, those Award Shares may be issued in accordance with an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The failure or inability of the Company to obtain from any regulatory body the authority considered by the Company’s legal counsel to be necessary or useful for the lawful issuance of any Award Shares or their subsequent transfer shall relieve the Company of any liability for failing to issue those Award Shares or permitting their transfer. As a condition to the exercise of any Award or the transfer of any Award Shares, the Company may require the Awardee to satisfy any requirements or qualifications that may be necessary or appropriate to comply with or evidence compliance with any Applicable Law.

14.	Amendment or Termination of this Plan or Outstanding Awards

14.1    Amendment and Termination. The Board or the Committee may at any time amend, suspend, or terminate this Plan. The Company shall obtain the approval of the Company’s stockholders for any amendment to this Plan if stockholder approval is necessary or desirable to comply with (i) any Applicable Law, (ii) the requirements applicable to the grant of Awards intended to be Incentive Stock Options or (iii) if such amendment increases the maximum number of Shares which may be issued under the Plan or the number of Shares which may be issued to any one Awardee, extends the term of the Plan or Awards granted hereunder, changes the eligibility criteria in Section 5, reduces the exercise price of an Option or SAR below what is permitted under the Plan or amends the repricing prohibition in Sections 6.7 and 8.1(e) of the Plan. The Board may also, but need not, require that the Company’s stockholders approve any other amendments to this Plan.

14.2    Effect. No amendment, suspension, or termination of this Plan, and no modification of any Award even in the absence of an amendment, suspension, or termination of this Plan, shall impair any existing contractual rights of any Awardee unless the affected Awardee consents to the amendment, suspension, termination, or modification. Notwithstanding anything herein to the contrary, no such consent shall be required if the Committee determines that the amendment, suspension, termination, or modification (including an amendment of the designation of the class of securities to be issued under Awards): (a) is required or advisable in order for the Company, this Plan or the Award to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 10, is in the best interests of the Company or its stockholders. The Committee may, but need not, take the tax or accounting consequences to affected Awardees into consideration in acting under the preceding sentence. Those decisions shall be final, binding and conclusive. Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Awards granted before the termination of this Plan or with respect to Award Shares issued under such Awards even if those Award Shares are issued after the termination of this Plan.

14.3    Recoupment/Clawback. Notwithstanding anything in this Plan to the contrary, Awards granted under this Plan shall be subject to cancellation, forfeiture and recovery in accordance with the Company’s Recoupment Policy, as the same may be amended from time to time, or any other compensation recoupment policy that may be adopted by the Committee, including any policies and procedures that the Committee determines to be necessary or appropriate to implement Section 10D of the Exchange Act and any rules promulgated thereunder or any other Applicable Law. Without limiting the foregoing, the Committee may provide for such recoupment in Award Agreements or with respect to any Award granted hereunder (including on a retroactive basis without the Awardee’s consent).

15.	Reserved Rights

15.1    Nonexclusivity of this Plan. This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock, other equity-based rights or cash bonuses or awards under other plans.

15.2    Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of this Plan, the grant of Awards, or the issuance of Award Shares. The Company and the Administrator shall not be deemed to be a trustee of stock or cash to be awarded under this Plan. Any obligations of the Company to any Awardee shall be based solely upon contracts entered into under this Plan, such as Award Agreements. No such obligations shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligations.

15.3    Compensation. The value of Options, SARs and Stock Awards granted pursuant to the Plan will not be included as compensation, earnings, salary or other similar terms used when calculating an Awardee’s benefits under any other employee benefit plan sponsored by the Company or any Affiliate except as such other plan otherwise expressly provides.

16.	Escrow of Stock Certificates

To enforce any restrictions on Award Shares, the Administrator may require the holder to deposit any certificates (or indicia of ownership) representing Award Shares, with stock powers or other transfer instruments approved by the Administrator endorsed in blank, with the Company or an agent of the Company to hold in escrow until the restrictions have lapsed or terminated. The Administrator may also cause a legend or legends referencing the restrictions to be placed on any such certificates.

17.	Treatment of Awards upon Death of Awardee; Limited Transferability

17.1    Treatment of Awards upon Death of Awardee. The Administrator may from time to time establish procedures under which the Company may make certain determinations required with respect to Awards in the event of an Awardee’s death. The Administrator’s determinations and decisions in this regard shall be final and binding on all parties.

17.2    Limited Transferability. Options, SARs and Stock Awards shall generally be nontransferable; provided however that the Administrator may in its discretion (and as reflected in the applicable Award Agreement or an amendment thereto) make an Option, SAR or Stock Award transferable to an Awardee’s family or entities affiliated with the Awardee’s family if and to the extent permitted under the rules and instructions applicable to Form S-8 (or any successor form or other securities laws under which the issuance and sale of Awards and Award Shares hereunder are registered or exempted). If the Administrator makes an Option, SAR or Stock Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

18.	Miscellaneous

18.1    Governing Law. This Plan, the Award Agreements and all other agreements entered into under this Plan, and all actions taken under this Plan or in connection with Awards or Award Shares, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

18.2    Determination of Value. The “Fair Market Value” of a Share shall be determined as follows:

(a)       Listed Stock. If Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price as quoted on that stock exchange or system for the day before the date the value is to be determined (the “Value Date”) as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the day before the Value Date, Fair Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, Fair Market Value shall be the closing bid for the Shares on the day before the Value Date. If the Shares of the Company are listed on multiple exchanges or systems, Fair Market Value shall be based on sales or bid prices on the primary exchange or system on which Shares of the Company are traded or quoted.

(b)       Stock Quoted by Securities Dealer. If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, Fair Market Value shall be the mean between the high bid and low asked prices on the day before the Value Date. If no prices are quoted for the day before the Value Date, Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

(c)       No Established Market. If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Administrator (following guidelines established by the Board or Committee) will determine Fair Market Value of the Shares in good faith.

18.3    Reservation of Shares. During the term of this Plan, the Company shall at all times keep available such number of Shares as are still issuable under this Plan.

18.4    Electronic Communications. Any Award Agreement, notice of exercise of an Award, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically. Signatures or acknowledgements may also be electronic if permitted by the Administrator.

18.5    Notices. Unless the Administrator specifies otherwise, any notice to the Company under any Award Agreement or with respect to any Awards or Award Shares shall be in writing (or, if so authorized by Section 18.4, communicated electronically), shall be addressed to the Secretary of the Company, and shall only be effective when received by the Secretary of the Company.

SAICR
ATTN: STOCK PROGRAMS
1710 SAIC DRIVE
M/S T3-5
MCLEAN, VA 22102
SCAN TO
VIEW MATERIALS & VOTE
BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by SAIC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.
BY MAIL
Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to SAIC, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
VOTE CONFIRMATION
You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on June 4, 2014 via the ProxyVote Confirmation link at www.proxyvote.com by using the information that is printed in the box marked by the arrow XXXX XXXX XXXX. Vote Confirmation is available 24 hours after your vote is received beginning May 20, 2014, with the final vote tabulation remaining available through August 4, 2014.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M72970-P48335 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
SAICR
VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR each of the nominees listed below.
For Against Abstain
1. Nominees:
1a. Robert A. Bedingfield
1b. Jere A. Drummond
1c. Thomas F. Frist, III
1d. John J. Hamre
1e. Anthony J. Moraco
1f. Donna S. Morea
1g. Edward J. Sanderson, Jr.
1h. Steven R. Shane
VOTE ON PROPOSAL 2 - The Board of Directors recommends a vote FOR proposal 2.
For Against Abstain
2. Approve the 2013 Equity Incentive Plan.
VOTE ON PROPOSAL 3 - The Board of Directors recommends a vote FOR proposal 3.
3. Approve, by an advisory vote, executive compensation.
VOTE ON PROPOSAL 4 - The Board of Directors recommends you vote 1 year on proposal 4:
1 Year 2 Years 3 Years Abstain
4. Approve, by an advisory vote, the frequency of future advisory votes on executive compensation.
VOTE ON PROPOSAL 5 - The Board of Directors recommends a vote FOR proposal 5.
5. Approve amendments to our 2013 Equity Incentive Plan.
VOTE ON PROPOSAL 6 - The Board of Directors recommends a vote FOR proposal 6.
6. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2015.
Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.
Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

*ADMISSION TICKET*
Please bring this top half of your proxy card, along with a government issued photo I.D.
in order to gain admission to the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.
M72971-P48335
SAICR
Proxy and Voting Instruction Card for the Annual Meeting of Stockholders - June 4, 2014 This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Mark D. Schultz and Paul H. Greiner, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Science Applications International Corporation (the “Company”) to be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Wednesday, June 4, 2014, at 9:00 a.m. (local time), and at any adjournment, postponement or continuation thereof (the “2014 Annual Meeting of Stockholders”), as indicated on the reverse side.
For stockholders who are participants in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the SAIC Retirement Plan at the 2014 Annual Meeting of Stockholders, as indicated on the reverse side.
The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director, (ii) FOR Proposal 2, (iii) FOR Proposal 3, (iv) FOR Proposal 4, (v) FOR Proposal 5 and (vi) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the SAIC Retirement Plan will be voted in the same proportion as the shares held in the SAIC Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.
For shares not held in the SAIC Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 3, 2014. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 1, 2014.
Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.
(Continued and to be signed on reverse side.)